UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14a

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

GSI Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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GSI GROUP INC.

125 Middlesex Turnpike

Bedford, Massachusetts 01730

(781) 266-5700

April 30, 2012

Dear Shareholder:

It is my pleasure to invite you to the annual meeting of shareholders of GSI Group Inc. to be held at 2:00 p.m. (EDT) on Thursday, June 14, 2012 at the offices of Latham & Watkins LLP, 885 Third Avenue, 12th Floor, New York, New York 10022.

The purposes of the meeting are to (i) elect the Board of Directors and (ii) appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and authorize the Audit Committee to fix the auditors’ remuneration.

Information regarding the above matters is contained in the formal notice of meeting and management proxy circular on the following pages. The GSI Group Inc. Annual Report for the fiscal year ended December 31, 2011 accompanies this management proxy circular. We urge you to read the proxy materials in their entirety and to consider them carefully.

It is important that your shares be represented at the annual meeting, regardless of the size of your holdings. Accordingly, whether or not you expect to attend the meeting, we urge you to vote promptly by returning the enclosed proxy form. You may revoke your proxy at any time before it has been voted.

On behalf of the Board of Directors, I thank you for your participation.

Very truly yours,

Stephen W. Bershad
Chairman of the Board of Directors

GSI GROUP INC.

125 Middlesex Turnpike

Bedford, Massachusetts 01730

(781) 266-5700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, JUNE 14, 2012

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of GSI Group Inc., a New Brunswick corporation, which we refer to in this notice and in the attached management proxy circular as the Company, will be held at 2:00 p.m. (EDT) on Thursday, June 14, 2012 at the offices of Latham & Watkins LLP, 885 Third Avenue, 12th Floor, New York, New York 10022, for the following purposes:

1.	The election of Stephen W. Bershad, Dennis J. Fortino, Ira J. Lamel, Dominic A. Romeo, John A. Roush and Thomas N. Secor to our Board of Directors until the next annual meeting of shareholders, until his successor is elected or appointed, or until his earlier death, resignation or removal (see page 5 of the accompanying management proxy circular);

2.	The appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and authorization of the Audit Committee to fix the auditors’ remuneration (see page 8 of the accompanying management proxy circular); and

3.	The transaction of such other business as may properly come before the meeting or any postponement, continuation or adjournment thereof.

Only shareholders of record as of the close of business on Thursday, April 26, 2012 will be entitled to attend and vote at the meeting and at any postponement, continuation or adjournment thereof, provided that a subsequent transferee of shares may vote at the meeting if the transferee establishes ownership of the shares and requests not later than ten (10) days before the meeting to be added to the list of shareholders entitled to vote at the meeting.

All shareholders are requested to complete, sign, date and return the form of proxy in the enclosed envelope to Computershare Investor Services Inc., the Company’s transfer agent, at 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1, before 2:00 p.m. (EDT) on Tuesday, June 12, 2012, or, if the meeting is postponed, continued or adjourned, prior to 2:00 p.m. (ET) on the last business day prior to the date fixed for the postponed, continued or adjourned meeting. If you are a shareholder of record, you may also vote by telephone or on the Internet by following the instructions on the enclosed proxy form, no later than 2:00 p.m. (EDT) on Tuesday, June 12, 2012, or, if the meeting is postponed, continued or adjourned, prior to 2:00 p.m. (ET) on the last business day prior to the date fixed for the postponed, continued or adjourned meeting. Shareholders who vote by telephone or the Internet should not return a proxy form.

i

A copy of the management proxy circular and a proxy form accompany this notice. This notice, the management proxy circular, the proxy form and the Company’s 2011 annual report will be forwarded on or about Friday, May 11, 2012 to the holders of the Company’s common shares as of the close of business on Thursday, April 26, 2012.

All monetary amounts listed in the proxy circular are in U.S. dollars, unless otherwise indicated.

DATED at Bedford, Massachusetts this 30th day of April 2012.

By Order of the Board of Directors

John A. Roush
Chief Executive Officer

ii

GSI GROUP INC.

125 Middlesex Turnpike

Bedford, Massachusetts 01730

(781) 266-5700

MANAGEMENT PROXY CIRCULAR

INFORMATION CONCERNING VOTING AND SOLICITATION

GSI Group Inc., a New Brunswick corporation, which we refer to in this management proxy circular as the Company, will hold its annual meeting (the “2012 Annual Meeting”) at 2:00 p.m. (EDT) on Thursday, June 14, 2012 at the offices of Latham & Watkins LLP, 885 Third Avenue, 12th Floor, New York, New York 10022. This management proxy circular and the enclosed proxy form are furnished in connection with the solicitation of proxies by the Board of Directors, or Board, of the Company for use at the meeting. The solicitation will be made by mail, but proxies may also be solicited personally, by telephone or by email by directors, officers or other employees of the Company. The cost of solicitation has been or will be borne by the Company. The Company may also pay brokers or nominees holding common shares of the Company in their names or in the names of their principals for their reasonable expenses in sending solicitation material to their principals.

The notice of the meeting, this management proxy circular, the proxy form and a copy of the Company’s 2011 annual report will be forwarded on or about Friday, May 11, 2012 to the holders of the Company’s common shares as of the close of business on Thursday, April 26, 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 14, 2012

The Company’s Management Proxy Circular and Annual Report are available at

http://www.gsig.com/investors/shareholdermeeting.html

The following proxy materials are available for review at:

http://www.gsig.com/investors/shareholdermeeting.html

—	the management proxy circular;
—	the Company’s annual report for the fiscal year ended December 31, 2011; and
—	any amendments to the foregoing materials that are required to be furnished to shareholders.

Shareholders may receive directions to attend the meeting in person by calling the Company’s investor relations staff at 781-266-5137 or by emailing InvestorRelations@gsig.com.

Matters to Be Voted On

At the meeting, you will be entitled to vote on the following proposals:

1.	The election of Stephen W. Bershad, Dennis J. Fortino, Ira J. Lamel, Dominic A. Romeo, John A. Roush and Thomas N. Secor to our Board of Directors until the next annual meeting of shareholders, until his successor is elected or appointed, or until his earlier death, resignation or removal (see page 5);

2.	The appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and authorization of the Audit Committee to fix the auditors’ remuneration (see page 8); and

3.	The transaction of any other business that may properly come before the meeting, or any postponement, continuation or adjournment thereof.

We are not aware of any other business to be brought before the meeting. If any additional business is properly brought before the meeting, the designated officers serving as proxies will vote in accordance with their best judgment.

Board Recommendations

The Board recommends that you vote your shares as follows:

—	“FOR” the election of each of the nominees for director named in this management proxy circular; and

—

“FOR” the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and authorization of the Audit Committee to fix the auditors’ remuneration.

Appointment and Revocation of Proxies

The persons named in the enclosed proxy form are officers of the Company. A shareholder may appoint a person to represent him or her at the meeting, other than the persons already named in the enclosed proxy form, by inserting the name of such other person in the blank space provided in the proxy form or by completing another proper form of proxy. Such person need not be a shareholder. The completed proxy form must be deposited with the Company at its principal executive offices at 125 Middlesex Turnpike, Bedford, Massachusetts 01730, USA, or with Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, Canada, M5J 2Y1, in either case no later than 2:00 p.m. (EDT) on Tuesday, June 12, 2012, or, if the meeting is postponed, continued or adjourned, prior to 2:00 p.m. (ET) on the last business day prior to the date fixed for the postponed, continued or adjourned meeting.

If you are a shareholder of record, you may also vote by telephone or on the Internet by following the instructions on the enclosed proxy form, no later than 2:00 p.m. (EDT) on Tuesday, June 12, 2012, or, if the meeting is postponed, continued or adjourned, prior to 2:00 p.m. (ET) on the last business day prior to the date fixed for the postponed, continued or adjourned meeting. Shareholders who vote by telephone or the Internet should not return a proxy form.

The shareholder executing the proxy form may revoke it as to any matter on which a vote has not already been cast pursuant to the authority conferred by such proxy: (a) by delivering another properly executed proxy form bearing a later date and depositing it in the manner described above; (b) by delivering an instrument in writing revoking the proxy, executed by the shareholder or by the shareholder’s attorney authorized in writing: (i) at the registered office of the Company, at any time up to and including the last business day preceding the date of the meeting, or at any reconvened meeting following its postponement, continuation or adjournment, or (ii) with the chairman of the meeting on the day of the meeting, or at any reconvened meeting following its postponement, continuation or adjournment; or (c) in any other manner permitted by law.

Voting of Proxies

The officers named in the proxy form enclosed with this management proxy circular will vote or withhold from voting the common shares of the Company in respect of which they are appointed proxy in accordance with the directions of the shareholder appointing them and, if a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. In the absence of such direction, the shares will be voted:

—	“FOR” the election of each of the nominees for director named in this management proxy circular; and

—

“FOR” the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and authorization of the Audit Committee to fix the auditors’ remuneration.

Voting and Ownership of Shares

At the close of business on the record date, the Company had 33,634,485 common shares outstanding and entitled to vote. Each share is entitled to one vote. The failure of any shareholder to receive a notice of meeting of shareholders does not deprive the shareholder of a vote at the meeting.

The following votes are required to approve each of the proposals at the meeting.

—	The vote for the election of the nominees for director named in this management proxy circular is cumulative and is described in more detail below; and

—

The vote for the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and authorization of the Audit Committee to fix the auditors’ remuneration requires the approval of a majority of the common shares represented and cast in respect of such matter to be effective.

No votes may be taken at the meeting, other than a vote to adjourn, unless a quorum has been constituted consisting of the representation of at least thirty-three and one-third percent (33 1/3%) of the outstanding shares as of the record date. Votes will be tabulated by the Company’s transfer agent, Computershare Investor Services Inc., which is also serving as the inspectors of election for the meeting.

The enclosed proxy form confers discretionary authority on the persons named therein with respect to such other matters that may properly come before the meeting or any postponement, continuation or adjournment thereof. As of the date of this management proxy circular, the management of the Company knows of no such other matters to be presented at the meeting.

Voting for the Election of Directors

Section 65(1) of the Business Corporations Act (New Brunswick) provides for cumulative voting for the election of directors so that each shareholder entitled to vote at an election of directors has the right to cast an aggregate number of votes equal to the number of votes attached to the shares held by such shareholder multiplied by the number of directors to be elected, and may cast all such votes in favor of a single candidate or distribute them among the candidates in any manner the shareholder decides. The statute further provides, in section 65(2), that a separate vote of shareholders shall be taken with respect to each candidate nominated for director unless a resolution of the shareholders is passed unanimously permitting two or more persons to be elected by a single resolution. Where a shareholder has voted for more than one candidate without specifying the distribution of votes among such candidates, the shareholder shall be deemed to have divided the votes equally among the candidates for whom such shareholder voted. If a shareholder desires to distribute votes otherwise than equally among the nominees for whom such shareholder has directed the persons in the enclosed form of proxy to vote, such shareholder must do so personally at the meeting or by another form of proxy. On any ballot for the election of directors, the persons named in the proxy will be deemed to have cast their votes equally among all the proposed nominees, unless: (a) any nominee is excluded by the shareholder in their proxy; or (b) the shareholder has directed that the shares be withheld from voting for the election of directors.

The enclosed form of proxy confers discretionary authority on the persons named therein with respect to amendments to or variations of matters identified in the notice of meeting and other matters that may properly come before the meeting. As of the date of this management proxy circular, the management of the Company knows of no such amendments, variations or other matters.

Counting of Votes

For purposes of determining the presence or absence of a quorum, abstentions and broker non-votes will be counted as present. With respect to the approval of any particular proposal, abstentions and broker non-votes will not be counted in determining the number of votes cast. A broker non-vote occurs when a broker submits a proxy form with respect to common shares held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Brokers will return your proxy as a broker non-vote if the broker does not receive voting instructions from you and if, under applicable stock exchange or other rules, the broker does not have the discretion to vote those shares on one or more of the matters that come before the meeting.

ITEM 1–ELECTION OF DIRECTORS

The Articles of the Company provide that our Board is to be comprised of a minimum of five (5) and a maximum of fifteen (15) directors, as determined from time to time by resolution of the Board. The Board has resolved that the entire Board will consist of six (6) directors.

Each nominee presented below, if elected, will serve as a director until the next annual meeting of shareholders, until his successor is elected or appointed, or until his earlier death, resignation or removal. All of the nominees listed below have given their consent to be named as nominees for election and have indicated their intention to serve if they are elected. The Board does not anticipate that any of the nominees will be unable to serve as a director, but in the event that a nominee is unable to serve, the Board may either propose an alternate nominee, in which case the proxies will be voted for the alternative nominee unless directed to withhold from voting, or elect to reduce the size of the Board.

The names of the nominees presented for election as directors at the annual meeting are listed below, along with information regarding when they joined the Board, their present principal occupation, recent business experience and their service on other companies’ boards of directors.

Messrs. Bershad, Fortino, Lamel and Roush currently serve on the Board. Mr. Romeo and Mr. Secor have been nominated for election by the shareholders at the 2012 Annual Meeting and presently do not serve on the Board. Mr. Romeo was recommended to the Board by our Chief Executive Officer and a Non-Management Director, and Mr. Secor was recommended to the Board by a security holder that beneficially owns more than 5% of our common shares and a Non-Management Director. There are no family relationships between any of the nominees or between the nominees and any of our officers. Mr. Eugene I. Davis and Mr. Byron O. Pond are not standing for re-election as directors at the 2012 Annual Meeting.

Director Nominees

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE NOMINEES NAMED BELOW.

Name, Principal Occupation and Municipality of Primary Residence	Director Since	Age
Stephen W. Bershad Chairman of the Board, GSI Group Inc. Santa Fe, New Mexico, U.S.A.	2010	70

Dennis J. Fortino Private Consultant Scottsdale, Arizona, U.S.A.	2010	65

Ira J. Lamel Executive Vice President and Chief Financial Officer, The Hain Celestial Group, Inc. Jericho, New York, U.S.A.	2010	64

Dominic A. Romeo Former Vice President and Chief Financial Officer, IDEX Corporation Lake Bluff, Illinois, U.S.A.	–	52

John A. Roush Chief Executive Officer, GSI Group Inc. Beverly, Massachusetts, U.S.A.	2010	47

Thomas N. Secor Managing Director, Morningside Heights Capital New York, New York, U.S.A.	–	41

Stephen W. Bershad	Chairman of the Board

Mr. Bershad has been a Director of the Company since July 23, 2010 and Chairman of the Board of Directors since July 30, 2010. Mr. Bershad was Chairman of the Board and Chief Executive Officer of Axsys Technologies, Inc. (“Axsys”), a manufacturer of surveillance and imaging equipment, from 1986 until 2009. Prior thereto, he was a Managing Director of Lehman Brothers, Inc., an investment banking firm, and its predecessor firms, where he held a series of senior management positions in merchant banking and mergers and acquisitions. Mr. Bershad is a director of EMCOR Group, Inc., a Fortune 500® leader in mechanical and electrical construction, energy infrastructure and facilities services for a diverse range of businesses. As a senior executive with Lehman Brothers for more than 15 years and the Chief Executive Officer of Axsys for more than 20 years, Mr. Bershad has an invaluable background in investment banking, finance and business.

Dennis J. Fortino	Director

Mr. Fortino has been a Director of the Company since July 23, 2010. Mr. Fortino is a business consultant specializing in the development of business rationalization and growth plans for companies (including the Company) and also serves as an executive coach. Prior to becoming a business consultant in 2006, Mr. Fortino served as the Executive Vice President of the Lithography & Parametric Solutions Group at KLA-Tencor Corporation (“KLA-Tencor”), a supplier of process control and yield management solutions for the semiconductor and related microelectronics industries between September 2000 and November 2005. From August 1997 to September 2000, he served as Vice President and General Manager of the Surfscan Division of KLA-Tencor and from November 1995 to July 1997 as the Vice President and General Manager of the Surface Metrology Division of KLA-Tencor. Mr. Fortino served as Vice President and General Manager for Spectra-Physics Lasers from July 1991 to October 1995. Mr. Fortino has more than 20 years of experience in the semiconductor and related microelectronics industries as well as a deep understanding of the Company’s products and related technologies. Mr. Fortino brings to the Company’s Board of Directors significant technology, operating experience, business acumen and insight into current and emerging business trends.

Ira J. Lamel	Director

Mr. Lamel has been a Director of the Company since July 23, 2010. Mr. Lamel is Executive Vice President and Chief Financial Officer of The Hain Celestial Group, Inc. (“Hain”), a leading natural and organic food and personal care products company operating in North America and Europe. Prior to joining Hain on October 1, 2001, Mr. Lamel was an audit partner in the New York Area practice of Ernst & Young LLP. He retired from Ernst & Young after a 29-year career serving clients in various industries, one of which included Excel Technology, Inc. (“Excel”), that was acquired by the Company in August 2008. Mr. Lamel served as the audit partner on Excel beginning with the audit for the year ended December 31, 2000 and through the review for the quarter ended June 30, 2001. In addition, Mr. Lamel served on the Board of Directors of Excel between 2004 and 2008. Mr. Lamel also served on the Board of Directors of Harvey Electronics (“Harvey”) between 2004 and 2007. On each such board at Excel and Harvey, Mr. Lamel was the chairman of the Audit Committee and a member of the Compensation Committee. Mr. Lamel brings to the Company’s Board of Directors extensive financial, accounting and auditing expertise, including an understanding of accounting principles, financial reporting rules and regulations and financial reporting processes acquired over the course of his 38-year career. In addition, Mr. Lamel’s prior service on the Board of Directors and as Chairman of the audit committee at Excel Technology, Inc. provides him with invaluable experience.

Dominic A. Romeo	Nominee for Director

Mr. Romeo retired in February 2011 as Vice President and Chief Financial Officer of IDEX Corporation, a leading global manufacturer of pump products, dispensing equipment, and other engineered products, a position he had held since 2004. Prior to joining IDEX, Mr. Romeo served in several financial leadership positions at Honeywell International, Inc., a diversified technology and manufacturing company that services customers globally, including Vice President and Chief Financial Officer of Honeywell Aerospace from 2001 to 2004; Vice President and Chief Financial Officer of Honeywell International’s Engine Systems and Services divisions from 1999 to 2001; and various other senior finance positions from 1994 to 1999. Mr. Romeo also served as Vice President of Finance for AAR Trading, an aircraft products and services provider from 1992 to 1994, and held multiple financial roles in audit and financial planning for GE Aircraft Engines, a subdivision of the General Electric Company, from 1987 to 1992. Mr. Romeo has served on the Board of Directors and as a member of the Audit Committee of Federal Signal Corporation, a leading global designer and provider of safety and security products and solutions, since 2010. Mr. Romeo brings to the Company’s Board of Directors extensive expertise in finance and accounting for several global industrial manufacturers, as well as experience in efficiently adapting company operations to changing market conditions.

John A. Roush	Chief Executive Officer, Director

Mr. Roush was appointed the Company’s Chief Executive Officer and elected as a member of the Board of Directors on December 14, 2010. Mr. Roush joined the Company after a twelve year career with PerkinElmer, Inc., a provider of technology and services to the diagnostics, research, environmental, safety and security, industrial and laboratory services markets, where he was a corporate officer and served in several senior leadership positions. Since 2009, Mr. Roush had been serving as president of PerkinElmer’s Environmental Health business. From 2004 to 2009, Mr. Roush led PerkinElmer’s Optoelectronics business unit, which supplies specialty photonics products to biomedical and industrial OEMs. From 1999 to 2004, Mr. Roush served in various general management roles within the Optoelectronics business unit. Prior to joining PerkinElmer, Mr. Roush held management positions with Outboard Marine Corporation, AlliedSignal, Inc., now Honeywell International, McKinsey & Company Inc. and General Electric. As the Company’s Chief Executive Officer, Mr. Roush provides an insider’s perspective in Board discussions about the business and strategic direction of the Company.

Thomas N. Secor	Nominee for Director

Mr. Secor has been a Managing Director of Morningside Heights Capital, an investment firm, since March 2012. From April 2007 until March 2012, Mr. Secor was employed by Goldman Sachs & Co, where he worked with Liberty Harbor, an absolute-return investment fund. While at Liberty Harbor, Mr. Secor focused on the fund’s fundamental investment strategies, including debt and equity transactions. From 2005 until March 2007, Mr. Secor was a Director and member of the legal group at Amaranth Advisors, an investment advisor. From 1998 until 2005, Mr. Secor was an attorney with Cleary, Gottlieb, Steen & Hamilton where he specialized in corporate and securities law. Mr. Secor currently serves on the boards of directors of The Great Atlantic and Pacific Tea Company (A&P) and Wolverine Advanced Materials. Mr. Secor received his B.A., cum laude, from Pomona College and his J.D., cum laude, from the University of Chicago Law School. Mr. Secor brings to the Company’s Board of Directors more than 15 years of experience in strategic transactions, corporate finance and profit management across a wide range of industries, as well as extensive corporate governance experience.

ITEM 2–APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the 2012 Annual Meeting, the shareholders will be asked to approve the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm and to authorize the Audit Committee to fix the auditors’ remuneration. Ernst & Young LLP has served as the Company’s independent registered public accountants since 1993.

We expect a representative of Ernst & Young LLP to be present at the meeting to answer appropriate questions and to have an opportunity to make a statement if desired.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS APPOINTMENT.

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the fees for professional audit services rendered by Ernst & Young LLP, the Company’s independent registered public accounting firm, for the audit of the Company’s consolidated annual financial statements for the years ended December 31, 2011 and 2010, and fees for other services rendered by Ernst & Young LLP during those periods.

	2011	2010
Audit Fees (1)	$1,805,600	$1,845,000
Audit-Related Fees	–	–
Tax Fees (2)	–	126,300
All Other Fees (3)	1,995	1,995

Total	$1,807,595	$1,973,295

(1)	Consists of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements, review of the Company’s interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2)	Consists of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(3)	Represents fees billed for Ernst & Young LLP’s online research tool.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the Audit Committee specifically approves the service in advance, or the engagement is entered into pursuant to the pre-approval procedure described below.

Pursuant to the Audit Committee Charter, the Audit Committee may delegate pre-approval authority to an individual member of the Audit Committee, provided that the decisions of any individual Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. The prior approval of the Audit Committee or the pre-approval of the designated member of the Audit Committee was obtained for all services provided by Ernst & Young LLP in fiscal 2011.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors’ oversight of the integrity of the Company’s financial statements, the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal controls and procedures.

In addition to fulfilling its responsibilities as set forth in its charter and further described below in “Corporate Governance–Board Committees and Meetings–The Audit Committee,” the Audit Committee has reviewed the Company’s audited financial statements for fiscal year 2011. Discussions about the Company’s audited financial statements included its independent registered public accounting firm’s judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in its financial statements, as well as other matters, as required by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T (“SAS 61, as amended”) and by our Audit Committee Charter. In conjunction with the specific activities performed by the Audit Committee in its oversight role, it issued the following report:

1.	The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2011 with the Company’s management.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61, as amended.

3.	The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm their independence from the Company.

Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Mr. Ira J. Lamel (Chairperson)

Mr. Eugene I. Davis

Mr. Byron O. Pond

The foregoing Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS

Set forth below is information regarding the Company’s current executive officers who are not also directors. Information concerning John A. Roush, our Chief Executive Officer, may be found above in the section entitled “Item 1–Election of Directors” on page 7 of this management proxy circular.

Robert Buckley	Chief Financial Officer

Age:    38

Executive Officer Since: March 2011

Mr. Buckley was appointed the Company’s Chief Financial Officer on March 31, 2011. Prior to joining the Company in February 2011, Mr. Buckley served for ten years in various financial positions of increasing responsibility at PerkinElmer, Inc., a provider of technology and services to the diagnostics, research, environmental, safety and security, industrial and laboratory services markets. From September 2008 to February 2011, Mr. Buckley served as Vice President and Chief Financial Officer of PerkinElmer’s Environmental Health business. From September 2005 to September 2008, Mr. Buckley was Chief Financial Officer of PerkinElmer’s Asian operations. From April 2001 to August 2005, Mr. Buckley served in various financial roles at PerkinElmer. Prior to joining PerkinElmer, Mr. Buckley held management positions with Honeywell International, Inc. (formerly AlliedSignal, Inc.) and Georgeson & Company, Inc.

Jamie B. Bader	Vice President and President and Group Executive, Precision Motion and Technologies

Age:    52

Executive Officer Since: July 2012

Mr. Bader was appointed the Company’s President and Group Executive of the Precision Motion and Technologies business group on July 25, 2011. Prior to joining the Company in July 2011, Mr. Bader served for almost twenty-five (25) years in business leadership and management consulting roles, mostly to mid-size technology-based businesses. He joined the Company from IBM Corporation, where he was a Partner and the Practice Leader for the General Business Strategy and Transformation consulting practice from March 2009 to June 2011, Partner of the Strategy and Change Internal Practice from January 2008 to March 2009 and Associate Partner of the Strategy and Change Internal Practice from October 2004 to December 2007. Previously he was President and CEO of Quarry Technologies, Group President of the Frequency Control Group at Oak Industries, and Vice President and General Manager of the Worldwide Mobile Data Division at Motorola. Mr. Bader began his business career at Bain & Company.

David Clarke	Vice President and Group Executive, Laser Products

Age:    50

Executive Officer Since: May 2011

Mr. Clarke was appointed the Company’s Group Executive of the Laser Products business group on May 9, 2011. Mr. Clarke is a twenty-seven (27) year veteran of the Laser industry. From August 1998 to May 2011, Mr. Clarke served as President of Synrad, Inc., a C02 laser business now owned by the Company. From 1994 to 1998, Mr. Clarke held various positions at Synrad, including International Sales Manager, Vice President of Marketing, and Director of Research & Development. Prior to joining Synrad, from 1984 to 1994, Mr. Clarke worked for Optilas Ltd. and Laser Lines Ltd., both distributors of high technology equipment. He earned a B.Sc. (Hons) in Applied Physics from Brunel University in the United Kingdom.

Deborah A. Mulryan	Vice President, Human Resources

Age:    58

Executive Officer Since: September 2011

Ms. Mulryan was appointed the Company’s Vice President, Human Resources on September 6, 2011. Prior to joining the Company in September 2011, Ms. Mulryan served for almost thirty (30) years in various Human

Resources and strategic planning leadership roles. Ms. Mulryan joined the Company from Sycamore Networks, Inc. where she served as the Vice President of Human Resources from February 2008 to September 2011. Previously, she was the Senior Vice President of Human Resources for Cantata Technology, Inc. from October 2006 to January 2008, the Senior Vice President of Human Resources for MatrixOne, Inc. from May 2004 to October 2006, Strategic Business Partner for the Analog Semiconductor Components Division of Analog Devices, Inc. from September 1997 to April 2004 , and the Vice President of Client Services and the Vice President of Operations for Fidelity Investments from February 1992 to September 1997.

Additional Information Regarding the Company’s Directors

As previously disclosed, each of the Company’s current directors, except Mr. Roush, was selected to serve as directors pursuant to the Final Fourth Modified Joint Chapter 11 Plan of Reorganization, as amended, upon our emergence from bankruptcy. Mr. Bershad was selected by the equity committee; Eugene Davis and Mr. Lamel were selected by certain required holders of the Company’s prepetition notes (the “Required Noteholders”); Mr. Fortino was selected by the Required Noteholders and the equity committee; and Byron Pond was selected by the Company’s Board of Directors prior to July 23, 2010. Please see our Current Report on Form 8-K filed on July 23, 2010 for more information. Mr. Davis and Mr. Pond are not standing for re-election at the 2012 Annual Meeting.

CORPORATE GOVERNANCE

The Board of Directors

The Board is elected annually and each of our directors stands for election every year. Presently the Board is comprised of six directors, and all except Mr. Roush have been determined by the Board to be independent under the rules of The NASDAQ Stock Market LLC, or NASDAQ. In making this determination, the Board has affirmed that each of the independent directors meets the objective requirements for independence set forth by NASDAQ. The independent directors are Stephen W. Bershad, Eugene I. Davis, Dennis J. Fortino, Ira J. Lamel and Byron O. Pond. Mr. Roush is not independent because he is the Company’s Chief Executive Officer. Prior to his resignation on February 27, 2012, Mr. Heiland had been previously determined by the Board to be independent under the rules of NASDAQ. In addition, the Board has determined that director nominees Dominic A. Romeo and Thomas Secor also qualify as independent under the rules of NASDAQ.

In evaluating and determining the independence of the directors, the Board considered that in the ordinary course of business, transactions may occur between the Company and its subsidiaries and entities with which some of the directors are or have been affiliated and that the Company may have other relationships with its directors. The Board considered that Mr. Bershad is a significant shareholder of the Company. The Board determined that this relationship did not impair Mr. Bershad’s independence. The Board also considered that Mr. Lamel previously served as an audit partner of the Company’s independent registered public accounting firm. The Board determined that this relationship did not impair Mr. Lamel’s independence in light of the significant passage of time since Mr. Lamel’s association with the firm. The Board further considered that Mr. Pond’s son is a non-audit employee of the Company’s independent registered public accounting firm. The Board determined that this relationship did not impair Mr. Pond’s independence. The Board also considered that Mr. Pond serves as a director of a company with which the Company engages in ordinary course business transactions and that Mr. Heiland served as an officer of a company with which the Company engages in ordinary course business transactions. The Board considered the dollar amounts of these transactions and other factors and determined that they were not required to be disclosed as a related party transaction under the Securities and Exchange Commission (“SEC”) rules or otherwise impaired Mr. Heiland’s or Mr. Pond’s independence under NASDAQ rules. However, for the information of our shareholders, the transactions are further discussed in the section entitled “Certain Relationships” on page 56 of this management proxy circular. The Board also considered that Mr. Heiland is the owner and manager of JEC II Associates, LLC, a privately held investment company and a significant shareholder of the Company. The Board determined that this relationship did not impair Mr. Heiland’s independence under NASDAQ rules. Finally, the Board considered that prior to March 2012, Mr. Secor was an employee of Goldman Sachs & Company, where he worked with Liberty Harbor, a significant shareholder of the Company and a holder of the Company’s former 12.25% Senior Secured PIK Election Notes, which were refinanced in October 2011. The Board determined that this relationship did not impair Mr. Secor’s independence under NASDAQ rules.

Please see the biography of each director under the section entitled “Item 1–Election of Directors” above for the public company boards on which each director serves.

Board Leadership Structure and Role in Risk Oversight

The Board is responsible for the overall stewardship of the Company. The Board discharges this responsibility directly and through delegation of specific responsibilities to its committees, the Chairman of the Board and officers of the Company. The Board has established three standing committees to assist with its responsibilities: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee has a charter defining its responsibilities. The Board of Directors does not have an executive committee.

The Company’s By-Laws require the Chairman of the Board to be a director and provide the Board with the ability to appoint the Chief Executive Officer of the Company as the Chairman of the Board. This approach gives the Board the necessary flexibility to determine whether these positions should be held by the same person or by separate persons based on the leadership needs of the Company at any particular time. We recognize that different board leadership structures may be appropriate for companies in different situations.

Based on the Company’s present circumstances, the Board believes that the Company and its shareholders are best served by having Mr. Bershad serve as its Chairman of the Board and Mr. Roush serve as its Chief Executive Officer. Our current leadership structure permits Mr. Roush to focus his attention on managing our Company and permits Mr. Bershad to manage the Board. Accordingly, we believe our current leadership structure is the optimal structure for us at this time.

The Board recognizes the importance of appropriate oversight of potential business risks in running a successful operation and meeting its fiduciary obligations to our business and our shareholders. While our senior executives, including the Chief Executive Officer and Chief Financial Officer, have responsibility for the day-to-day assessment and management of business risks, the Board maintains responsibility for creating an appropriate culture of risk management and setting a proper “tone at the top.” In this role, the Board, directly and through its committees, takes an active role in overseeing our aggregate risk potential and in assisting our executives with addressing specific risks, including competitive, legal, regulatory, operational and financial risks. The Board does not believe that its role in the oversight of the Company’s risks affects the Board’s leadership structure.

Compensation Risk

The Company has reviewed its compensation policies and practices and has determined that it has no policies or practices that are reasonably likely to have a material adverse effect on the Company.

Board Committees and Meetings

The Board maintains three standing committees whose functions are described below. All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent directors. The following table sets forth the membership of the Board’s standing committees:

Name	Audit Committee	Compensation Committee(1)	Nominating and Corporate Governance Committee
Stephen W. Bershad		CHAIR
Eugene I. Davis	X		CHAIR
Dennis J. Fortino		X	X
Ira J. Lamel	CHAIR		X
Byron O. Pond	X		X
John A. Roush

(1)	Mr. Heiland served as a member of the Compensation Committee prior to his resignation on February 27, 2012.

Each standing committee maintains a written charter detailing its authority and responsibilities. These charters are reviewed and updated periodically as legislative and regulatory developments and business circumstances warrant. The committee charters are available in their entirety on our website at http://www.gsig.com in the Investors Relations section, under the Corporate Governance tab.

Meetings

The Board and standing committees met as follows during the year ended December 31, 2011:

Name	Number of Meetings
Board of Directors	7
Audit Committee	8
Compensation Committee	2
Nominating and Corporate Governance Committee	3

The independent directors also meet routinely in executive session in connection with regular meetings of the Board. Mr. Bershad presides over all executive sessions at which he is present.

Currently, we do not maintain a formal policy regarding director attendance at the annual meeting; however, it is expected that absent compelling circumstances directors will attend. Last year, six of seven directors then in office attended the annual meeting of shareholders.

During 2011, each director attended all Board meetings and all meetings of committees on which the director served.

The Audit Committee

The Audit Committee consists of Mr. Lamel, Mr. Davis and Mr. Pond, with Mr. Lamel serving as Chairman. All members of the Audit Committee meet the membership requirements of NASDAQ, including the requirements regarding financial literacy and financial sophistication, and the Board has determined that each member of the Audit Committee is independent under the listing standards of NASDAQ and the rules of the SEC regarding audit committee membership. The Board has further determined that Mr. Lamel is an “audit committee financial expert” as defined by the SEC.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm, and is responsible for reviewing and discussing with management and the independent registered public accounting firm our audited consolidated financial statements included in our Annual Report on Form 10-K, our interim financial statements and our earnings press releases. The Audit Committee also reviews the independence and quality control procedures of the independent registered public accounting firm, reviews management’s assessment of the effectiveness of internal controls, and discusses with management the Company’s policies with respect to risk assessment and risk management.

The Compensation Committee

The Compensation Committee consists of Mr. Bershad and Mr. Fortino, with Mr. Bershad serving as Chairman. Both members of the Compensation Committee meet the membership requirements of NASDAQ.

The Compensation Committee is responsible for assisting our Board in fulfilling its fiduciary duties with respect to the oversight of the Company’s compensation plans, policies and programs, including assessing our overall compensation structure, reviewing all executive compensation programs, incentive compensation plans and equity-based plans and determining executive compensation.

For a discussion of the Compensation Committee’s processes and procedures for considering and determining compensation for our officers, please see the “Compensation Discussion and Analysis” section below.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “NCG Committee”) consists of Mr. Davis, Mr. Fortino, Mr. Lamel and Mr. Pond, with Mr. Davis serving as Chairman. All members of the NCG Committee meet the membership requirements of NASDAQ.

The NCG Committee is responsible for: (a) identifying individuals qualified to become Board members and recommending such individuals to the Board as director nominees; (b) developing and recommending to the Board a set of corporate governance principles applicable to the Company; (c) reviewing the qualifications of directors eligible to become members of the different committees of the Board and recommending to the Board director nominees for each committee; (d) overseeing periodic performance reviews of the Board; and (e) evaluating and making recommendations to our Board regarding director compensation.

Selection and Evaluation of Director Candidates

In searching for qualified director candidates for election to the Board and to fill vacancies on the Board, the NCG Committee solicits current directors for the names of potentially qualified candidates and may ask directors to pursue their own business contacts for the names of potentially qualified candidates. The NCG Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates and will consider suggestions from shareholders for nominees for election as directors and evaluate such suggested nominees on the same terms as candidates identified by directors, outside advisors or search firms selected by the NCG Committee.

The criteria that the NCG Committee has established regarding the minimum qualifications for nominees are available on the Company’s website at http://www.gsig.com, in the “Investor Relations” section, under the Corporate Governance tab, with the title of “Director Selection and Board Composition.” The criteria center on finding candidates who have the highest level of integrity, are financially literate, have motivation and sufficient time to devote themselves to Company matters and who have skills that complement the skills and knowledge of the current directors. The Board and NCG Committee have not established a formal policy on the consideration of diversity in director candidates.

Once potential candidates are identified, the NCG Committee reviews the backgrounds of those candidates, conducts interviews of candidates and establishes a list of final candidates. To the extent practicable, final candidates are then interviewed by each member of the NCG Committee, the Chairman of the Board and the Chief Executive Officer. Reasonable efforts are made to have all remaining directors interview final candidates.

The NCG Committee and the Board have not established a formal policy with regard to the consideration of director candidates recommended by shareholders. This is due to the following factors: (i) limited number of such recommendations, (ii) the need to evaluate such recommendations on a case-by-case basis, and (iii) the expectation that recommendations from shareholders would be considered in the same manner as recommendations by a director or an officer of the Company.

Any shareholder who intends to recommend a candidate to the NCG Committee for nomination as a director should deliver written notice to the Company with the following information: (a) the suggested candidate’s biographical data (including business experience, service on other boards, and academic credentials), (b) all transactions and relationships, if any, between the recommending shareholder or such candidate, on the one hand, and the Company or its management, on the other hand, as well as any relationships or arrangements, if any, between the recommending shareholder and the candidate and any other transactions or relationships of which the Board should be aware in order to evaluate such candidate’s potential independence as a director, (c) details of whether the candidate or the recommending shareholder is involved in any on-going litigation adverse to the Company or is associated with an entity which is engaged in such litigation and (d) whether the candidate or any company for which the candidate serves or has served as an officer or director is, or has been, the subject of any bankruptcy, SEC or criminal proceedings or investigations, any civil proceedings or investigations related to fraud, accounting or financial misconduct, or any other material civil proceedings or investigations. The notice must also contain a written consent confirming the candidate’s (a) consent to be nominated and named in the Company’s management proxy circular and, if elected, to serve as a director of the Company and (b) agreement to be interviewed by the NCG Committee and submit additional information if requested to do so. Any such notice should be delivered to the Company sufficiently in advance of the Company’s annual meeting to permit the NCG Committee to complete its review in a timely fashion.

Under the Company’s Articles, a shareholder may propose a director candidate for inclusion in the Company’s notice of meeting if the proposal is signed by one or more holders of shares representing in the aggregate not less than 5% of the common shares of the Company entitled to vote at the shareholders’ meeting at which the nomination is to be presented. Any shareholder, as described in the preceding sentence, wishing to propose a director candidate for inclusion in the Company’s notice of meeting must provide notice to the Company by March 17, 2013 and include the information about such nominee as discussed above with respect to director candidates recommended by shareholders.

Communications with the Board

The Board has not established a formal process for shareholders to send communications to the Board and/or individual directors due to the limited number of such communications historically. However, the names of all directors are available to shareholders in this management proxy circular and on the Company website. If the Company receives any shareholder communication intended for the full Board or any individual director, the Company will forward all such communications to the full Board or such individual director, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal or similarly inappropriate. Any shareholder communications should be sent to: GSI Group Inc., 125 Middlesex Turnpike, Bedford, Massachusetts 01730, Attention: Investor Relations.

Code of Ethics and Business Conduct

All of the Company’s directors, officers and employees must act in accordance with the Code of Ethics and Business Conduct, which has been adopted by the Company’s Board of Directors. A copy of the Code of Ethics and Business Conduct is available on the Company’s website at http://www.gsig.com in the “About GSI Group” section. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding disclosure of an amendment to, or waiver from, a provision of this Code of Ethics and Business Conduct with respect to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on the Company’s website discussed above, unless a Form 8-K is otherwise required by law or applicable listing rules.

Orientation and Continuing Education

The Company’s Corporate Governance Guidelines provide that directors are expected to participate in an orientation program within six months of the annual meeting at which new directors are elected or the date on which new directors are appointed. In addition, the Company may periodically make available to its directors continuing educational opportunities designed to assist them in performing their Board and committee functions.

Assessments

The NCG Committee is responsible for annually overseeing a review of the performance of the Board, and each of the NCG Committee, Audit Committee and Compensation Committee is responsible for annually reviewing such committee’s own performance. In November 2011, the NCG Committee adopted a comprehensive self-evaluation questionnaire for the Board and each of the Board’s standing committees. Each director completed a questionnaire evaluating the performance of the Board as a whole and each committee on which such director served, and a summary of the results of these self-evaluations were provided to the Board prior to the March 8, 2012 Board meeting.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

The following details the Company’s philosophy and policies regarding executive compensation, the process that is used to set executive compensation within the Company, the elements of the executive compensation program, and the role of the Compensation Committee of the Board of Directors of GSI Group Inc. and the executive staff in setting executive compensation. In this section, the use of the terms, “we”, “our”, and “us” refers to the Company, and the “Board” and “Board of Directors” refers to the Board of Directors of GSI Group Inc., unless otherwise specified.

The following executives are our named executive officers for fiscal 2011:

—	John A. Roush, our Chief Executive Officer;

—	Robert J. Buckley, our Chief Financial Officer;

—	Jamie B. Bader, our Vice President, President and Group Executive, Precision Motion and Technologies;

—	David Clarke, our Vice President and Group Executive, Laser Products;

—	Deborah A. Mulryan, our Vice President, Human Resources; and

—	Anthony J. Bellantuoni, our former Vice President, Corporate Resources, who resigned effective July 1, 2011.

Additionally, Glenn E. Davis served as our Principal Financial Officer and Principal Accounting Officer until Mr. Buckley succeeded him on March 31, 2011. However, Mr. Davis was not an employee of the Company and was not compensated by the Company, with the exception of certain one-time payments described in “2011 Executive Compensation–The Year in Review”. Otherwise, the compensation components described within this “Compensation Discussion and Analysis” section do not apply to Mr. Davis.

Executive Summary

Compensation Philosophy

The Compensation Committee evaluates and sets executive compensation consistent with the Company’s philosophy to provide a compensation package that incentivizes and retains a highly qualified executive team and rewards both short-term and long-term sustainable performance as measured against established goals. Our executive compensation structure seeks to promote this philosophy through a combination of the following types of awards: base salary, cash bonus incentive awards and long-term equity-based incentive awards in the form of service-based restricted stock units. The key elements of our stated philosophy are as follows:

—

Pay-for-Performance.    The Compensation Committee reviews the overall design of our executive compensation program on an annual basis to ensure that our executive compensation is aligned with both annual and long-term performance goals.

—

Compensation mix with a larger percentage of “at-risk” compensation.    Through the adoption of a compensation structure offering cash based incentives and equity-based incentives, the Compensation Committee has increased the percentage of “at-risk” compensation for named executive officers. The Compensation Committee may also consider further increasing the emphasis on “at-risk” elements of compensation in the future by reducing or maintaining base salaries and increasing short-term and/or long-term incentive potentials.

—	Prudent corporate governance. We are committed to maintaining a prudent corporate governance model and to continually improving our compensation practices and policies. Key practices include:

¡	Annual review of the compensation philosophy of the Company by the Compensation Committee.

¡	Maintenance of a Compensation Committee composed entirely of independent, non-employee directors who satisfy applicable independence requirements.

¡	Consideration and engagement of outside compensation consultants as appropriate.

For a full description of our 2011 executive compensation program, please see “Executive Compensation Philosophy” and “Executive Compensation and Comparable Company Data.”

Highlights of our 2011 Executive Compensation Program

We emerged from bankruptcy and consummated our reorganization in 2010 and began rebuilding our executive team and implementing new executive compensation practices to reinforce our compensation philosophy. The rebuilding of our executive team was completed in 2011 and the related named executive officer hires and/or promotions in 2011 were as follows:

—	Employment of Mr. Buckley and Ms. Mulryan as the Company’s Chief Financial Officer and Vice President of Human Resources, respectively.

—

Employment of Mr. Bader as the President and Group Executive of Precision Motion and Technologies, enabling the Company to combine all of the Precision Motion and Technologies businesses under one management structure.

—	Promotion of Mr. Clarke to Group Executive of the Laser Products, enabling the Company to combine all Laser Products businesses under one management structure.

The compensation practices and arrangements implemented in 2011 are set forth below:

—

Implementation of the Senior Management Incentive Plan (“SMIP”) for senior executives, which seeks to balance the percentage of compensation provided in the forms of base salary, cash bonus incentive awards and long-term equity-based awards. The SMIP provides a competitive market based compensation structure with direct alignment to shareholder interests that enables the Company to attract and retain key management talent.

—

Equity incentive awards were granted pursuant to the SMIP to align executive compensation with long-term goals that enhance shareholder value and to promote executive retention with the Company by granting awards that vest over several years.

—	The cash bonus incentive awards pursuant to the SMIP are determined based on three performance metrics, that follow the Board’s beliefs that the Company’s growth and future success is dependent upon the achievement of both financial results and execution against key business goals which are not necessarily financial in nature: (1) Business Group adjusted EBITDA target, (2) Company adjusted EBITDA target, and (3) individual non-financial objectives. The Company currently defines adjusted EBITDA as earnings before deducting interest expense (net of interest income), income taxes, depreciation, amortization, non-cash stock-based compensation and other non-recurring or non-operating charges. The respective adjusted EBITDA target levels of performance are correlated with the Company’s annual sales and income growth objectives. The individual, non-financial performance objectives targeted strategic, operational and organizational goals and objectives within the Company, which are aligned to the Company’s overall strategic and financial success. See “Executive Compensation Program Elements” section below for additional information about the performance metrics applicable to the 2011 cash bonus incentive awards.

In addition to the compensation practices described above, the Company has agreed to certain compensation terms and conditions which are set forth in employment agreements with certain of its named executive officers. For a full description of the Company’s executive compensation program, please also see “Executive Compensation Program Elements,” and “2011 Executive Compensation–The Year in Review”.

Compensation Committee Members and Independence

The Compensation Committee is comprised of Messrs. Bershad and Fortino. None of the current members were, at any time, officers or employees of the Company or its subsidiaries and the Board has determined that each member of the Compensation Committee is an independent director under the applicable rules of NASDAQ.

Role of the Compensation Committee

The Compensation Committee is responsible for designing, implementing and evaluating the Company’s executive compensation plans and policies. Among its responsibilities, the Compensation Committee establishes our compensation philosophy and the framework for determining the compensation of our named executive officers and reviews, evaluates and approves base salaries, cash based incentives, long-term equity-based incentives and all other forms of compensation for these individuals.

The Compensation Committee receives advice and input, as applicable, from the Board of Directors, the Chief Executive Officer of the Company (the “CEO”), members of management, outside consultants, human resources representatives and the Company’s outside legal counsel on compensation issues and regarding general compensation policies, including the appropriate level and mix of compensation for executive officers.

The Compensation Committee operates pursuant to a written charter (the “Charter”). The Charter sets forth the Compensation Committee’s purpose, composition, authority, responsibilities, and procedures. The Compensation Committee reviews the Charter and recommends any proposed changes to the Board. The Charter is available at the Investor Relations page of the Company’s website (http://www.gsig.com/investors/). In summary, the Compensation Committee has been established by the Board to determine the appropriate compensation of the Company’s senior management. The Compensation Committee meets as often as the chair of the Compensation Committee deems necessary or advisable to fulfill its responsibilities. The Compensation Committee reports its actions and recommendations to the full Board of Directors at each quarterly meeting of the Board of Directors. The Compensation Committee meets in executive session and, where appropriate, with members of management, including the CEO, outside consultants, human resources representatives and the Company’s outside legal counsel.

The Compensation Committee establishes all elements of compensation paid to the CEO including the establishment of goals and objectives for the CEO, evaluation of the performance of the CEO in light of those goals and objectives and determination and approval of the compensation payable to the CEO based on such evaluation. The Compensation Committee has sole authority to determine the CEO’s compensation and the CEO may not be present during voting or deliberations concerning his compensation.

The CEO is authorized by the Compensation Committee to evaluate the performance of the other named executive officers annually, or biannually with respect to cash based incentives, and reports his findings to the Compensation Committee, together with his recommendations for compensation adjustments. The Compensation Committee meets with the CEO to discuss his evaluations and recommendations and retains the ultimate responsibility and authority for all compensation decisions made with respect to each of the named executive officers. Additionally, the Compensation Committee reviews and approves the establishment of the performance objectives including the target financial objectives for the cash based incentives, applicable to each of the named executive officers.

In its review of compensation to the named executive officers, the Compensation Committee assesses whether the Company’s financial performance for the preceding year justifies adjustments to base salaries and granting of equity-based compensation. With regard to the cash bonus incentives which are payable based on biannual performance targets, the Compensation Committee reviews (and, if necessary, certifies) performance against all objectives to confirm the appropriate level of payout. In addition, from time to time, the Compensation Committee may consider discretionary bonuses for performance exceeding expectations. The Compensation Committee then recommends its compensation proposal to the full Board for its approval.

Pursuant to the Charter, the Compensation Committee may form and delegate authority to subcommittees of the Compensation Committee, to the extent consistent with the Company’s Articles of Association, Bylaws, Corporate Governance Guidelines, applicable law and NASDAQ rules, except that it may not delegate its responsibilities for any matters that involve executive compensation or any matters where it has determined such compensation is intended to comply with Section 162(m) of the Internal Revenue Code of 1986 (as amended (the “Internal Revenue Code”)) by virtue of being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934 pursuant to Rule 16b-3 by virtue of being approved by a committee of “non-employee directors.”

Executive Compensation Philosophy

The Company’s compensation policy seeks to build long-term sustainable shareholder value by tying compensation to financial performance and important Company goals, and by incentivizing and retaining a highly qualified executive team in an extremely competitive market for talent. Accordingly, the Compensation Committee believes executive compensation packages provided by the Company to its named executive officers should include both cash and equity-based compensation that reward performance as measured against established goals.

The following principles guide the Company’s executive compensation program:

—	provide competitive compensation to attract and retain executive talent with the capability to lead within a global company;

—	emphasize variable pay to align executive compensation with the achievement of results that drive the Company’s business strategy;

—

use equity-based incentive plans to tie a significant portion of compensation to the Company’s long-term results, to align the executive’s financial interests with those of our shareholders and to facilitate an ownership culture among executives;

—

design executive compensation programs that are affordable for the Company, including their impact on earnings and cash flow, that do not promote inappropriate or excessive risk-taking and that are flexible to respond to the changing needs of the business; and

—	provide transparency so that both executives and other stakeholders understand the executive compensation program and the objectives it seeks to achieve.

Executive Compensation and Comparable Company Data

Generally, each year, the Compensation Committee reviews each named executive officer’s total compensation and, in connection therewith, considers market data for similar positions at other public companies and other relevant sources. The Compensation Committee works directly with the Company’s human resources organization, which evaluates and presents the Compensation Committee with information gathered from public sources for officers at other public companies. The Compensation Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to executive officers at other public companies.

The Compensation Committee does not believe it is appropriate to set executive compensation levels based exclusively on compensation surveys and comparable company data. Rather, the Compensation Committee uses these surveys and comparable company data as tools for internally confirming that the Company’s executive compensation program is, in the aggregate, reasonable in scope, market-competitive, and consistent from year to year. The surveys referenced by the Compensation Committee in 2011 include the 2010-2011 Watson Wyatt Top Management Compensation Survey, the 2010 Towers Perrin General Industry Executive Compensation Database and the 2010 Mercer Executive Compensation Survey. When making its determinations, the Compensation Committee was not aware of the constituent companies used in such surveys or any other surveys described herein. Other important factors that drive compensation decisions include individual qualifications and expertise, responsibility, annual individual performance, particular industry and market conditions of a business segment, complexity of position and specific market factors in the locations in which our named executive officers are employed. The Compensation Committee also considers the performance of the Company’s named executive officers on an individual basis before determining the compensation arrangement for each of them.

The Compensation Committee may retain the services of advisors and it has the budgetary authority to hire such advisors as it deems necessary. Towers Watson, a leading global professional services company well known for its executive compensation practice, was engaged in prior years and in 2011, at the request of the Compensation Committee, to provide independent guidance regarding current market based compensation structures, pay practices and rates of compensation for positions identified as named executive officer positions. The Compensation Committee develops a list of competitor companies for consideration as the Company’s peer group based on relevant factors including, industry, fiscal year and trailing twelve months revenue, market capitalization, total shareholder return and EBITDA. The peer group list is reviewed, amended and approved on an annual basis by the Compensation Committee. The external advisor is asked to develop a compensation report that identifies market based compensation structures, pay practices and rates of compensation for targeted positions as compared to the Company’s peer group. The peer group used in the most recent Executive Market Review report prepared by Towers Watson in October 2010 was comprised of the following companies:

FEI Co.

MRV Communications Inc.

Coherent Inc.

Veeco Instruments Inc.

Newport Corp.

Rofin-Sinar Technologies Inc.

II-VI Inc.

Cymer Inc.

IPG Photonics Corporation

Electro Scientific Industries Inc.

Keithly Instruments Inc.

Zygo Corp.

The source data for the analysis is a blend of peer group proxy data and standard Executive Compensation Survey report data. The Towers Watson reports are provided to the Compensation Committee to be used as a reference point when considering compensation packages for new hire named executive officers and are also generally requested on an annual basis for the Chief Executive Officer and Chief Financial Officer positions. The consultant fees for these services have not been significant.

In summary, in order to determine the competitiveness of the Company’s overall compensation for executive officers, the Company reviews data provided by its external advisor, including compensation for comparable positions within its industry, the historical compensation levels of the executive officers and the individual performance of the executive officers evaluated against their individual objectives established for the preceding year, as applicable. These factors were considered in the compensation decisions made in 2011, including the compensation packages developed for the named executive officers hired in 2011 and the compensation adjustments made for other named executive officers.

Shareholder Say-On-Pay Vote

The Company was a “smaller reporting company” as of January 21, 2011 and therefore is not required to conduct shareholder advisory votes on (i) executive compensation or (ii) the frequency of advisory votes on executive compensation until the first annual or other meeting of shareholders on or after January 21, 2013.

Executive Compensation Program Elements

Executive compensation at the Company includes base salary, short-term cash bonus incentives, long-term equity-based incentives, employee benefits and, in certain situations, severance and other compensation. These elements were selected because the Compensation Committee believes they are necessary to help us attract and retain executive talent which is fundamental to our success. The elements of compensation may vary between executives based on the Compensation Committee’s determination as to what is appropriate under the policies set forth above. Below is a summary of the current executive compensation programs as they relate to our named executive officers excluding, in general, Mr. Bellantuoni who resigned effective as of July 1, 2011.

The following graphs depict the average target pay mix of base salary, short-term cash bonus incentives and long-term equity-based incentives, for our Chief Executive Officer and Chief Financial Officer and for our other named executive officers (other than Mr. Bellantuoni).

(1)	Based on: annual base salary, annual target bonus and annual equity grant per the respective employment agreement. Excludes one-time sign-on equity grants and one-time 2011 equity grants for purposes of demonstrating target average annual pay mix.

(2)	Based on: annual base salary, annual target bonus and annual equity grant per the respective employment letter for Mr. Bader and Ms. Mulryan; and 2011 annual base salary, 2011 target bonus and 2011 equity grant for Mr. Clarke. Excludes one-time sign-on equity grants to Mr. Bader and Ms. Mulryan for purposes of demonstrating target average annual pay mix.

Base Salary

Base salary is intended to be a fixed level of competitive income and is compensation for services rendered in the job that the named executive officer was hired to perform. In setting base salary, the Compensation Committee considers qualifications and experience, prior employment (including historical compensation), industry knowledge, scope and complexity of responsibilities (including potential growth in responsibilities), individual performance, quality of leadership, internal pay equity, survey data, and tax deductibility. No specific weighting is applied to the factors. Salaries are set once per year as part of the compensation review process. Annual increases to salaries, when approved and implemented, are based on individual performance, peer group data and cost of living adjustments. The annual base salaries for 2011 to each of our named executive officers (other than Mr. Bellantuoni) are listed below:

	Annual Base Salary
Mr. Roush	$500,000
Mr. Buckley	$325,000	(1)
Mr. Bader	$300,000	(2)
Mr. Clarke	$225,000	(3)
Ms. Mulryan	$235,000	(4)

(1)	Employment commenced on February 22, 2011.

(2)	Employment commenced on July 25, 2011.

(3)	Base salary was increased by 8% in May 2011 upon promotion.

(4)	Employment commenced on September 6, 2011.

Cash Bonus Incentives

In 2011, the Compensation Committee implemented the SMIP for key management team members, including our named executive officers. The SMIP includes cash bonus incentives that are intended to motivate and reward the Company’s key management team members for driving short-term performance within their respective organizations and across the Company, with the ultimate goal of creating shareholder value. The cash bonus incentives pursuant to the SMIP are earned biannually based upon three performance metrics, including: (1) group adjusted EBITDA target (the “Group Financial Objective”), (2) Company adjusted EBITDA target (the “Company Financial Objective” and, together with the Group Financial Objective, the “Financial Objectives”), and (3) individual non-financial objectives (the “Non-Financial Objectives”). Refer to “Highlights of our 2011 Executive Compensation Program” for the Company’s definition of adjusted EBITDA. The target level of the Financial Objectives is correlated with the Company’s annual growth objectives. Actual performance against the Financial Objectives must be within an established range of the target to result in any payout for the respective Financial Objectives, as described in more detail below.

Each of our current named executive officers has an established bonus incentive target, which is based on a percentage of his or her current annual base salary. Pursuant to the SMIP, the target bonus would be payable upon 100% achievement of each of the applicable Financial Objectives and 100% achievement of the Non-Financial Objectives. The table below describes the cash bonus incentive for each named executive officer (other than Mr. Bellantuoni) under the SMIP, including the annual target as a percentage of base salary and the annual target in dollars.

	Cash Bonus Incentive Annual Target (% of base)		Cash Bonus Incentive Annual Target ($)
Mr. Roush	85	% (1)	425,000	(1)
Mr. Buckley	65	% (1)	211,250	(1)
Mr. Bader	30	% (2)	90,000	(2)
Mr. Clarke	85%		191,250
Ms. Mulryan	30	% (2)	70,500	(2)

(1)	Pursuant to the respective employment agreements, in 2011, Mr. Roush and Mr. Buckley have a guaranteed bonus of 80% and 85%, respectively, of the target cash bonus incentive. The 2011 guaranteed bonus is $340,000 and $179,563 for Mr. Roush and Mr. Buckley, respectively. The cash bonus under the SMIP for each of Mr. Roush and Mr. Buckley, however, was paid based on actual performance and exceeded the amount of any guaranteed bonus.

(2)	Mr. Bader and Ms. Mulryan were hired in the latter half of 2011 and were eligible to participate in the second half of the SMIP, as such, for 2011 their respective target is 15%, or half of the annual 30% target. The second half target for 2011 for Mr. Bader and Ms. Mulryan is $45,000 and $35,250, respectively.

The general parameters of the cash bonus incentives pursuant to the SMIP, as it relates to the named executive officers, are as follows:

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In setting cash bonus incentive targets, the Compensation Committee considers the Company’s strategic plan, scope of individual responsibilities, internal total cash compensation equity, external competitive market data, and other relevant factors.

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Cash bonus payments are calculated as a percentage of the participant’s base salary and are payable based on achievement of the Group Financial Objective (if applicable), the Company Financial Objective, and the Non-Financial Objectives, unless otherwise determined by the CEO and Board of Directors.

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For all named executive officers, cash bonus incentives are earned in six-month cycles, subject to availability of consolidated financial statements for the respective six-month cycle. Payouts for all named executive officers, including the CEO, are calculated for each six-month cycle as the achievement against the respective Financial Objectives multiplied by the target bonus percentages and the base salary for the six-month period for each participant. However, for fiscal year 2011, there was a 100% holdback on payouts earned by the CEO and a 20% holdback on payouts earned by all other named executive officers in the first six-month cycle (“first half”), each of which is payable with the respective payout earned in the second six-month cycle (“second half”), pursuant to the terms of the SMIP. No such holdbacks have been instituted with respect to fiscal year 2012. Additionally, performance against the Non-Financial Objectives is assessed annually and such amounts earned are payable annually with the second half Financial Objectives. The target date for the first-half payout is August 15 of the then-current year and the target date for the second-half payout is March 15 of the following year.

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For all plan participants, 80% of the target bonuses are based on achievement of Financial Objectives and 20% of the target bonuses are based on achievement of Non-Financial Objectives, as demonstrated below for each of our named executive officers:

Performance Metrics	Group plan participants(1)	Corporate plan participants(2)
Group Financial Objective	50% of target bonus	–
Company Financial Objective	30% of target bonus	80% of target bonus
Non-Financial Objectives	20% of target bonus	20% of target bonus

(1)	Messrs. Bader and Clarke.

(2)	Messrs. Roush and Buckley and Ms. Mulryan. Mr. Bellantuoni was also a corporate plan participant prior to his resignation effective July 1, 2011.

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Amounts earned will vary depending upon the level of achievement of the assigned Financial Objectives, and are calculated on payout curves. The threshold, target and maximum payouts pursuant to the respective Financial Objectives are presented below:

	Performance against Financial Objectives	Payout for respective Financial Objectives
Threshold	75% or less of performance target	0% of target payout
Target	100% of performance target	100% of target payout
Maximum	125%+ of performance target	200% of target payout

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The targets that would result in a 100% payout of the respective Financial Objectives, as applicable, to each of the named executive officers in 2011, are as follows: first half applicable financial target: Company Financial Objective of $25.4 million; second half financial targets: Company Financial Objective of $36.6 million, Laser Products Group Financial Objective of $12.6 million and Precision Motion and Technologies Group Financial Objective of $32.2 million. There were no Group Financial Objectives pertaining to the Laser Products business group or the Precision Motion and Technologies business group in the first half, for the following reasons:

¡	Mr. Bader was hired in July of 2011 and did not participate in the first half of the SMIP.

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Mr. Clarke was appointed Group Executive of the Laser Products business group in May 2011. He previously was and continues to serve as the President of the Company’s Synrad business, a business within the Laser Products group. As such, the Compensation Committee determined it to be more appropriate to assess his first half Group Financial Objectives performance based on an estimate of the adjusted EBITDA target of the Synrad business versus that of the Laser Products business group, as a whole. Accordingly, the first half Group Financial Objective applicable to Mr. Clarke that would result in a 100% payout was $6.7 million, an amount associated with the Synrad business. In the second half and in the future, the Group Financial Objective applicable to Mr. Clarke is that of the Laser Products business group.

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Amounts earned based on the Non-Financial Objectives will also vary depending upon the level of achievement thereof. The Non-Financial Objectives for the CEO and the other named executive officers in 2011 spanned strategic, operational and organizational areas. The goals of the CEO specifically included: stabilizing the Company, building the organization, delivering financial results and implementing a growth strategy for the business. Each of the other named executive officers was assigned objectives with similar areas of focus. Actual performance against these goals is ultimately determined by the Compensation Committee and in certain instances could exceed 100% of the target based on actual performance as determined by the Compensation Committee.

Refer to the Grants of Plan Based Awards table for the range of potential payouts of cash bonus incentives to each of the named executive officers pursuant to SMIP. Although the target financial metrics of the SMIP are intended to be achievable, a maximum bonus would require very high levels of performance. Though the Company did exceed the target performance of the Company Financial Objective in the first half, neither the maximum nor the target performance was attained in the second half for either of the Financial Objectives. The Non-Financial Objectives were also designed to be challenging and spanned across strategic, operational and organizational areas to begin implementing the Company’s new vision. In 2011, the Compensation Committee determined that many of the named executive officers met or in some cases exceeded the performance related to the respective Non-Financial Objectives.

The table below presents the actual cash bonus incentives earned in 2011 under the SMIP, by performance objective, as applicable, for each of the named executive officers (other than Mr. Bellantuoni):

	Financial Objectives First half		Financial Objectives Second half
	Group ($) (1)	Corporate ($) (2)	Group ($) (3)	Corporate ($) (4)	Non-Financial Objectives ($)		Total year ($)
Mr. Roush		340,000		37,733	85,000	(5)	462,733	(6)
Mr. Buckley		169,000		18,756	42,250	(5)	230,006	(6)
Mr. Bader			3,900	2,997	13,500	(7)	20,397
Mr. Clarke	74,706	57,375	–	6,367	25,149	(8)	163,597
Ms. Mulryan				6,259	12,500	(9)	18,759

(1)	Amount represents achievement of 114% of the adjusted EBITDA target of the Synrad business in the first half.

(2)	Amounts represent achievement of the maximum Corporate Financial Objective.

(3)	Amounts represent achievement of 79% of the Group Financial Objective for the Precision Motion and Technologies business group and less than 75% of the Group Financial Objective for the Laser Products business group, for Mr. Bader and Mr. Clarke, respectively.

(4)	Amounts represent achievement of 81% of the Company Financial Objective.

(5)	Amounts represent achievement of 100% of the Non-Financial Objectives, as determined by the Compensation Committee.

(6)	Of these amounts, $340,000 and $179,563 is the 2011 guaranteed bonus to Mr. Roush and Mr. Buckley, respectively, which is payable regardless of performance, pursuant to the respective employment agreement. However, both Mr. Roush and Mr. Buckley earned more than their respective 2011 guaranteed bonuses based on actual performance.

(7)	Amount represents payout of approximately 150% of the prorated portion of the Non-Financial Objectives, based on exceptional performance against assigned goals in the second half, as determined by the Compensation Committee.

(8)	Amount represents payout of approximately 66% for the Non-Financial Objectives, as determined by the Compensation Committee.

(9)	Amount represents payout of approximately 177% of the prorated portion of the Non-Financial Objectives, based on exceptional performance against assigned goals in the second half, as determined by the Compensation Committee.

Equity-Based Compensation

The Company uses equity-based compensation to align executive compensation with long-term goals that enhance shareholder value and to promote executive retention with the Company by extending vesting periods over several years. Accordingly, the Company intends to make equity-based compensation a significant portion of compensation to the named executive officers, as demonstrated by the significant grants made to named executive officers in 2011.

The equity-based compensation is currently in the form of service-based restricted stock units that generally vest in one-third increments over three years based on continued service. It is the Company’s practice to make an initial equity-based grant in the form of restricted stock units to all executives at the time they commence employment in an amount that is consistent with those granted to executive officers within the Company and in the industry at similar levels of seniority using information obtained from sources such as the comparable company data provided by Towers Watson and the Radford Executive Compensation Survey. The initial equity-based grants awarded to new hires may also be in part intended to compensate them for equity awards which they forfeited as a result of their terminations of employment with their prior employer. We believe that these “make-whole” awards helped us attract each of the recently hired named executive officers to the Company. In the future, the Company expects to consider and make annual grants of equity-based compensation in the form of restricted stock units to executives during the first fiscal quarter of each year on a case-by-case basis, or in accordance with employment agreements, as applicable.

The restricted stock unit awards granted to each of the named executive officers vest in certain change of control situations. Additionally, certain restricted stock unit awards granted to Mr. Roush and Mr. Buckley provide for vesting upon certain terminations of employment, including termination without cause or for good reason, because these awards are intended to mirror the terms of equity awards and other compensation which each forfeited as a result of terminating employment with their prior employer. In the future, the Company will determine whether equity awards will vest upon any terminations of employment on a case-by-case basis. Further discussion of accelerated vesting of restricted stock units is described in “Potential Payments Upon Termination or Change of Control” below.

The following table presents the equity grants awarded to the Company’s named executive officers in 2011, including equity awards granted upon commencement of employment and annual equity awards granted, as applicable:

	Restricted Stock Units (#)(1)(2)		Value of Restricted Stock Units ($)(3)
Mr. Roush	133,334	(4)	1,556,008
Mr. Buckley	160,000	(5)	2,005,800
Mr. Bader	37,500	(6)	440,250
Mr. Clarke	10,000	(7)	103,000
Ms. Mulryan	20,000	(6)	177,000

(1)	Restricted stock units vest over a three-year period and are subject to accelerated vesting in certain situations as described more fully in the “Potential Payments Upon Termination or Change of Control” section below.

(2)	The Company also granted an annual equity award to Mr. Bellantuoni in the amount of 7,500 restricted stock units with a value of $77,250 on the grant date. The vesting of these restricted stock units was accelerated pursuant to conditions of Mr. Bellantuoni’s resignation, which are described further in “2011 Executive Compensation–The Year in Review”.

(3)	Based on the stock price on the respective date of grant.

(4)	2011 equity grant pursuant to the terms of Mr. Roush’s employment agreement entered into on November 16, 2010.

(5)	New hire grant of 110,000 restricted stock units valued at $1,422,300 and 2011 equity grant of 50,000 restricted stock units valued at $583,500, each pursuant to the employment agreement entered into on February 10, 2011.

(6)	New hire equity grant pursuant to his or her employment letter.

(7)	2011 annual equity grant.

Other Factors Influencing Compensation

When making compensation decisions, the Compensation Committee takes many other factors into account, including the individual’s performance in his or her role and against individual goals (particularly over the past year), the individual’s expected future contributions to the Company’s success, the financial and operational results of our business groups and the Company as a whole, the individual’s historical compensation and any retention concerns, and the Chief Executive Officer’s recommendations (in the case of named executive officers other than the Chief Executive Officer). In looking at historical compensation, the Compensation Committee looks at the progression of salary increases over time, and also looks at the unvested and vested value of outstanding equity awards. The Compensation Committee uses the same factors in evaluating the Chief Executive Officer’s performance and compensation that it uses for the other named executive officers.

Regarding the impact of historical compensation, while each of our named executive officers receives compensation via the three main compensation components, i.e., base salary, cash bonus incentives and equity-based compensation, the compensation mix of Mr. Clarke varies when compared to that of our other named executive officers, and specifically with that of Mr. Bader, whom serves in a comparable role, due to Mr. Clarke’s pre-2011 pay structure, which consisted in relative terms, of a lower base salary, a higher cash bonus incentive and no equity-based compensation. However, the Company is working to gradually better align the compensation of Mr. Clarke with that of the other named executive officers.

Employee Benefits and Other Compensation

In addition to the elements of compensation discussed above, the Company offers the named executive officers contributions towards health, dental, life, accidental death and dismemberment, and disability insurance premiums consistent with the Company’s contribution levels offered to all other employees of the Company. The Company does not offer a deferred compensation program, nor does it offer retirement benefits other than a 401(k) defined contribution plan. This plan provides for Company matching contributions of 50% of the first six percent of compensation up to the maximum amount allowed under the Internal Revenue Code.

Messrs. Roush and Buckley are provided with life insurance benefits in excess of those available to all other employees, to comply with the terms of their respective employment agreements which stipulate that the Company will provide life insurance benefits in the face amount equal to no less than 400% of their respective annual base salary. The life insurance benefits were negotiated in connection with our hiring of Messrs. Roush and Buckley to assist in the recruitment and retention of Messrs. Roush and Buckley. The cost of such supplemental life insurance benefits for Messrs. Roush and Buckley in 2011 equaled $1,245 and $540, respectively. The Company does not intend to offer life insurance benefits in excess of the maximum allowed under its Group Life Insurance policy to its other named executive officers.

In the past, former executive officers have received perquisites including, in various cases, a car allowance, tax preparation fee reimbursement, supplemental disability insurance and other benefits, all of which are detailed in the Summary Compensation Table below, as applicable. The Company does not currently offer these perquisites to its current named executive officers.

Severance and Change of Control Benefits

The Company has certain obligations to its named executive officers in specified circumstances, including termination or a change of control of GSI Group Inc., pursuant to the terms of individualized employment agreements or other contractual obligations.

Additionally, the respective employment agreements with Messrs. Roush and Buckley contain a “Section 280G tax gross-up” provision, which provides for a payment to Messrs. Roush and Buckley if they should become subject to parachute payment excise taxes imposed in connection with any change of control of the Company. These provisions were negotiated in connection with our hiring of Messrs. Roush and Buckley. Although the Company determined that such provisions were appropriate for Messrs. Roush and Buckley in order to assist in the recruitment and retention of Messrs. Roush and Buckley and in order to help ensure a stable senior management team in the event of any future change of control transaction, the Company does not currently plan to implement similar tax gross-ups to other executives in the future.

Further information regarding the termination obligations to each of our named executive officers is provided in “Potential Payments Upon Termination or Change of Control” below.

2011 Executive Compensation–The Year in Review

A summary of the compensation arrangements that exists with each of the named executive officers (other than Mr. Bellantuoni) follows below.

John A. Roush

In accordance with the employment agreement entered into between the Company and Mr. Roush on November 16, 2010 (the “CEO Employment Agreement”), Mr. Roush became the Company’s Chief Executive Officer on December 14, 2010. The initial term of Mr. Roush’s employment (the “Initial CEO Term”) expires on December 13, 2013 and will automatically be extended for successive one-year periods unless either the Company or Mr. Roush gives 90-days notice of non-extension to the other party (the Initial CEO Term and any such successive one-year periods, collectively, the “CEO Term”). Mr. Roush received an initial base salary of $500,000 per year, subject to review and increase by the Company’s Board of Directors. In addition, the Company paid Mr. Roush a one-time cash payment of $176,375 in March 2011. On December 20, 2010, the Company granted to Mr. Roush 333,334 restricted stock units (the “CEO Sign-On RSUs”) pursuant to the terms of the CEO Employment Agreement. The CEO Sign-On RSUs will vest in substantially equal installments over three years from December 13, 2010 and will become fully vested immediately prior to a Change in Control (as defined in the CEO Employment Agreement). In 2011, Mr. Roush became eligible to receive an annual performance-based cash bonus of 85% of his annual base salary (the “CEO Target Bonus”), payable upon the attainment of Company and individual performance goals established by the Board of Directors in consultation with Mr. Roush, and which the Board of Directors may increase at its discretion should such performance goals be exceeded. In addition, the CEO Employment Agreement provides that for 2011 Mr. Roush would receive a minimum cash bonus equal to 80% of the CEO Target Bonus.

In March 2011, the Company granted Mr. Roush the 2011 annual equity compensation award required by the terms of the CEO Employment Agreement in the form of 133,334 restricted stock units (the “CEO 2011 RSUs”), which will vest in substantially equal installments over three years from the date of grant and will become fully vested immediately prior to a Change in Control. Beginning in 2012, Mr. Roush will be granted an annual equity compensation award equal to 200% of his annual base salary in each applicable year of the CEO Term (collectively, the “CEO Annual Equity Awards”).

Additional discussion of certain termination obligations pursuant to the CEO Employment Agreement is provided in “Potential Payments Upon Termination or Change of Control”.

Robert J. Buckley

On February 10, 2011, the Company and Mr. Buckley entered into an employment agreement (the “CFO Employment Agreement”) providing for the employment of Mr. Buckley in an advisory capacity prior to March 31, 2011 and as the Company’s Chief Financial Officer on and after March 31, 2011. The initial term of Mr. Buckley’s employment (the “Initial CFO Term”) expires on February 22, 2014 and will automatically be extended for successive one-year periods unless either the Company or Mr. Buckley gives 90-days notice of non-extension to the other party (the Initial CFO Term and any such successive one-year periods, collectively, the “CFO Term”). Mr. Buckley received an initial base salary of $325,000 per year, subject to review and increase by the Company’s Board of Directors. On February 22, 2011, the Company granted Mr. Buckley 110,000 restricted stock units (the “CFO Sign-On RSUs”) pursuant to the terms of the CFO Employment Agreement. The CFO Sign-On RSUs will vest in substantially equal installments over three years from the date of grant and will become fully vested immediately prior to a Change in Control (as defined in the CFO Employment Agreement).

Mr. Buckley is eligible to receive an annual performance-based cash bonus of 65% of his annual base salary (the “CFO Target Bonus”), payable upon the attainment of Company and individual performance goals established by the Board of Directors in consultation with Mr. Buckley, and which the Board of Directors may increase at its discretion should such performance goals be exceeded. In addition, the CFO Employment Agreement provides that for 2011 Mr. Buckley would receive a minimum cash bonus equal to 85% of the CFO Target Bonus.

In March 2011, the Company granted Mr. Buckley the 2011 annual equity compensation award in the form of 50,000 restricted stock units pursuant to the terms of the CFO Employment Agreement, which will vest in substantially equal installments over three years from the date of grant and will become fully vested immediately prior to a Change in Control. Beginning in 2012, Mr. Buckley will be granted an annual equity compensation award equal to 150% of his annual base salary in each applicable year of the CFO Term (collectively, the “CFO Annual Equity Awards”). The CFO Annual Equity Awards will become fully vested immediately prior to a Change in Control and will otherwise be subject to the same vesting schedule and other general terms and conditions as annual equity awards made to other senior executives of the Company.

The terms of the employment agreement with Mr. Buckley were guided by comparable company data provided by Towers Watson, a leading global professional services company well known for its executive compensation practice, the Company’s previous CFO compensation program and Mr. Buckley’s historical compensation prior to employment by the Company. The nature of the services provided by Towers Watson is described above in the “Executive Compensation and Comparable Company Data” section.

Additional discussion of certain termination obligations pursuant to the CFO Employment Agreement is provided in “Potential Payments Upon Termination or Change of Control”.

Jamie B. Bader

On July 25, 2011, the Company hired Mr. Bader as the President and Group Executive of the Precision Motion and Technologies business group. Mr. Bader receives an initial base salary of $300,000 per year. On July 25, 2011, the Company granted Mr. Bader 37,500 restricted stock units pursuant to the terms of his employment letter. The restricted stock units will vest in substantially equal installments over three years from the date of grant and will become fully vested immediately prior to a Change in Control (as defined in the GSI Group Inc. Restricted Stock Unit Award Agreement).

Mr. Bader is currently eligible to receive an annual performance-based cash bonus of 30% of his annual base salary payable upon the attainment of individual, group and Company performance goals established by the CEO and the Board of Directors, which the Board of Directors may increase at its discretion should such performance goals be exceeded.

Beginning in 2012, Mr. Bader will be granted an annual equity compensation award targeted at 65% of his annual base salary in each year. The annual equity awards will be subject to substantially the same terms and conditions as annual equity awards made to other senior executives of the Company.

The terms of the employment letter to Mr. Bader were guided by comparable company data provided by Towers Watson, a leading global professional services company well known for its executive compensation practice, and Mr. Bader’s historical compensation prior to employment by the Company. The nature of the services provided by Towers Watson is described above in the “Executive Compensation and Comparable Company Data” section.

Additional discussion of certain termination obligations pursuant to the employment letter entered into with Mr. Bader is provided in “Potential Payments Upon Termination or Change of Control”.

David Clarke

On May 9, 2011, the Company appointed Mr. Clarke to the position of Group Executive for the Laser Products business group. Mr. Clarke received an 8% increase to his base salary of $208,000 thereby increasing his base salary to $225,000 per year. On March 31, 2011, the Company granted Mr. Clarke 10,000 restricted stock units. The restricted stock units will vest in substantially equal installments over three years from the date of grant and will become fully vested immediately prior to a Change in Control (as defined in the GSI Group Inc. Restricted Stock Unit Award Agreement).

Mr. Clarke is currently eligible to receive an annual performance-based cash bonus of 85% of his annual base salary payable upon the attainment of individual, group and Company performance goals established by the CEO and the Board of Directors, which the Board of Directors may increase at its discretion should such performance goals be exceeded.

The terms of the promotion and corresponding compensation plan changes for Mr. Clarke were guided by his pre-2011 pay structure while serving only as President of Company’s Synrad business. However, the Company is working to gradually better align the compensation of Mr. Clarke with that of the other named executive officers.

Additional discussion of certain termination obligations pursuant to a separate severance agreement entered into with Mr. Clarke is provided in “Potential Payments Upon Termination or Change of Control”.

Deborah A. Mulryan

On September 6, 2011, the Company hired Ms. Mulryan as the Vice President, Human Resources. Ms. Mulryan receives an initial base salary of $235,000 per year. On September 6, 2011, the Company granted Ms. Mulryan 20,000 restricted stock units pursuant to the terms of her employment letter. The restricted stock units will vest in substantially equal installments over three years from the date of grant and will become fully vested immediately prior to a Change in Control (as defined in the GSI Group Inc. Restricted Stock Unit Award Agreement).

Ms. Mulryan is currently eligible to receive an annual performance-based cash bonus of 30% of her annual base salary payable upon the attainment of individual and Company performance goals established by the CEO and the Board of Directors, which the Board of Directors may increase at its discretion should such performance goals be exceeded.

Beginning in 2012, Ms. Mulryan will be granted an annual equity compensation award targeted at 50% of her annual base salary in each year. The annual equity awards will be subject to substantially the same terms and conditions as annual equity awards made to other senior executives of the Company.

The terms of the employment letter to Ms. Mulryan were guided by comparable company data provided by Towers Watson, a leading global professional services company well known for its executive compensation practice, and Ms. Mulryan’s historical compensation prior to employment by the Company. The nature of the services provided by Towers Watson is described above in the “Executive Compensation and Comparable Company Data” section.

Additional discussion of certain termination obligations pursuant to the employment letter entered into with Ms. Mulryan is provided in “Potential Payments Upon Termination or Change of Control”.

Other Compensation Payments

In addition to the arrangements with its named executive officers described above, the Company made payments to its former executive officers in 2011, as follows:

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Mr. Davis was appointed Principal Financial Officer and Principal Accounting Officer on April 1, 2010 and served in such position until Mr. Buckley succeeded him on March 31, 2011. Mr. Davis served as Principal Financial Officer and Principal Accounting Officer pursuant to the terms of a referral agreement the Company entered into with Fenway Consulting Group, LLC on January 12, 2009 and was not an employee of the Company. With the exception of bonus payments totaling $150,000 paid to Mr. Davis in 2011, as described in footnote 1 and footnote 6 to the Summary Compensation Table, Mr. Davis was not compensated by the Company in 2011. Further information regarding this arrangement is provided in “Certain Relationships” below.

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On June 21, 2011, the Company entered into a Letter Agreement with Mr. Bellantuoni (the “Bellantuoni Letter Agreement”) in which the terms and conditions related to his resignation from employment effective July 1, 2011 were specified. In exchange for the execution of a release in favor of the Company, the Company agreed to provide Mr. Bellantuoni with the following payments and benefits: 12 months of salary continuation, a lump sum payment of $40,000 payable at the same time as he would have been entitled to receive a bonus in respect of the first half of 2011 had he remained employed by the Company, continuation of health and dental plan coverage through COBRA at the Company’s sole expense through the earlier of the end of the severance period (12 months) or the date when he first becomes eligible for coverage through another employer, and six months of outplacement services paid for by the Company, up to a maximum of $10,000. In addition, 7,500 restricted stock units awarded to Mr. Bellantuoni on March 31, 2011 became vested on the thirtieth day following the effective date of resignation.

Tax and Accounting Implications

In 2011, the Company’s compensation programs were affected by each of the following:

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Accounting for Stock-Based Compensation: The Company accounts for stock-based compensation in accordance with the requirements of Accounting Standards Codification (“ASC”) 718, “Stock Compensation”. The Company also takes into consideration ASC 718 and other generally accepted accounting principles in determining changes to policies and practices for its stock-based compensation programs.

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Section 162(m) of the Internal Revenue Code: This section generally limits the deductibility, for U.S. corporate income tax purposes, of compensation for a public company’s chief executive officer and its four other most highly compensated officers unless the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). The Company periodically reviews the potential consequences of Section 162(m), and it generally intends to structure the performance-based portion of executive compensation, where feasible, to comply with exemptions in

Section 162(m) so that the compensation remains tax deductible to the Company. The Compensation Committee in its judgment may, however, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such compensation is appropriate and in the best interests of the shareholders after taking various factors into consideration, including business conditions and the performance of such executive officer.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis, and based on such review and discussions, has recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s 2012 Management Proxy Circular.

Mr. Stephen W. Bershad (Chairperson)

Mr. Dennis J. Fortino

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the compensation earned during the fiscal years ended December 31, 2011, 2010 and 2009 by each of the Company’s named executive officers. For the year ended December 31, 2011, the Company’s named executive officers consisted of: (i) the individual who served as the Chief Executive Officer (J. Roush) during the year ended December 31, 2011, (ii) the individuals who served as the Chief Financial Officer or the Principal Financial Officer (R. Buckley and G. Davis) during the year ended December 31, 2011, (iii) the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer or the Principal Financial Officer who were serving as of December 31, 2011 (J. Bader, D. Clarke, and D. Mulryan), and (iv) one additional executive officer who would have met the requirements in (iii), but for the fact that the individual was not serving as an executive officer as of December 31, 2011 (A. Bellantuoni) (the individuals described in (i) through (iv) above, collectively, the “Named Executive Officers” or “NEOs”).

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)		Non-Equity Incentive Plan Compensation ($)(3) (g)	All Other Compensation ($)(4) (i)	Total ($) (j)
Executive Officers
John A. Roush	2011	500,000	340,000	1,556,008		122,733	3,336	2,522,077
Chief Executive Officer	2010	28,846	176,375	3,290,007		–	28	3,495,256

Robert J. Buckley	2011	280,000	179,563	2,005,800		50,443	3,849	2,519,655
Chief Financial Officer

Jamie B. Bader	2011	132,692	–	440,250		20,397	4,847	598,186
Vice President, President and Group Executive, Precision Motion and Technologies

David Clarke	2011	221,072	–	103,000		163,597	7,584	495,253	(5)
Vice President, Group Executive, Laser Products

Deborah A. Mulryan	2011	70,500	–	177,000		18,759	2,526	268,785
Vice President, Human Resources

Former Executive Officers
Glenn E. Davis	2011	–	150,000	–		–	–	150,000	(6)
Principal Financial Officer Principal Accounting Officer	2010	–	35,000	–		–	–	35,000	(6)

Anthony J. Bellantuoni	2011	109,200	–	168,600	(7)	–	175,285	453,085
Vice President, Corporate	2010	209,058	40,000	–		–	21,542	270,600
Resources	2009	186,022	–	–		–	19,670	205,692

(1)

Amount shown for Messrs. Roush and Buckley in 2011 represents a portion of their cash bonus under the SMIP that was guaranteed pursuant to their respective employment agreements. However, the amount of the SMIP bonuses actually paid to Messrs. Roush and Buckley with respect to 2011 based on actual Company and individual performance exceeded the guaranteed amounts and thus the guarantee was not applicable. For additional amounts earned by Messrs. Roush and Buckley in 2011, including timing of payment of the cumulative bonus and non-equity incentive awards, refer to footnote 3 to this Summary Compensation Table. Amount shown for Mr. Davis in 2011 represents a one-time bonus earned by and paid to Mr. Davis in 2011 in connection with the appointment of Mr. Buckley as Chief Financial Officer and the Board of Director’s approval of a cash bonus in the amount of $150,000, of which $50,000 was payable in March 2011 when normal corporate bonuses were paid, and $100,000 was payable if Mr. Davis continued to provide services to the Company until May 1, 2011 or was terminated by the Company prior to May 1, 2011.

(2)	Amounts shown do not reflect compensation actually received. Rather, amounts shown represent the aggregate grant date fair value of these awards determined in accordance with ASC 718 (disregarding any reduction in such value due to any estimate of forfeitures related to service-based vesting conditions). Under ASC 718, compensation expense with respect to stock awards is generally recognized over the vesting periods applicable to the awards. For further discussion regarding the assumptions used in the estimation of the fair value of these awards and details regarding the associated calculation of compensation cost related thereto, refer to Note 8 to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(3)	Amounts shown consist of awards earned during the period based on performance under the applicable annual cash bonus incentive plan (other than any portion guaranteed to Messrs. Roush and Buckley, as described in footnote 1 to this Summary Compensation Table). There was no cash bonus incentive plan applicable to the NEOs in 2010 or 2009. Amounts shown in 2011 relate to the SMIP, which is applicable to each of the NEOs, with the exception of Mr. Davis who is a contractor as described in footnote 6 to the Summary Compensation Table. With the exception of the amount earned under the SMIP by Mr. Roush, amounts earned under the SMIP are generally payable biannually, subject to continued employment through the date of payment. The amount earned in the first half of the year for Financial Objectives, less a 20% holdback (or, in the case of Mr. Roush, a 100% holdback), is payable by August 15 of the current year. The amount earned in the second half for Financial Objectives, the applicable holdback from the first half, and the amount earned for Non-Financial Objectives is payable by March 15 of the following year. With the exception of $135,200 paid to Mr. Buckley and $105,665 paid to Mr. Clarke, each in August 2011, all 2011 amounts in this column for all named executive officers and in the bonus column for Messrs. Roush and Buckley, as further described in footnote 1 to this Summary Compensation Table, are payable by their terms by March 15, 2012.

(4)	Amounts in 2011 include the following:

						Former Executive Officer
	Mr. Roush ($)	Mr. Buckley ($)	Mr. Bader ($)	Mr. Clarke ($)	Ms. Mulryan ($)	Mr. Bellantuoni ($)
Defined Contribution Plan Match	1,731	3,118	4,592	7,350	2,169	4,442
Group Term Life Insurance	360	191	255	234	357	792
Supplemental Life Insurance	1,245	540
Severance: Salary Continuation						100,800	[1]
Severance: Prorated Bonus						40,000
Severance: Health and Welfare Benefits						4,859
Vacation Payout						15,187	[2]
Car Allowance						4,685
Other[3]						4,520

	3,336	3,849	4,847	7,584	2,526	175,285

[1]

Amount represents salary continuation payments received by Mr. Bellantuoni in 2011 in accordance with the Bellantuoni Letter Agreement. Mr. Bellantuoni is entitled to salary continuation payments for 12 months after termination of employment. The aggregate value of all salary continuation payments expected to be paid equals $218,400.

[2]	Amount represents payment for earned and accrued unused vacation time through the date of employment termination (July 1, 2011), in accordance with the Bellantuoni Letter Agreement.

[3]	Amounts include reimbursement of financial and tax services and reimbursement of automobile related fees, including maintenance and registration fees.

(5)	Also refer to the section entitled “Certain Relationships” below.

(6)	Mr. Davis was appointed Principal Financial Officer and Principal Accounting Officer on April 1, 2010, and served in this capacity until Mr. Buckley succeeded him on March 31, 2011. Mr. Davis served as Principal Financial Officer and Principal Accounting Officer pursuant to the terms of a referral agreement the Company entered into with Fenway Consulting Group, LLC on January 12, 2009. Consequently, Mr. Davis is not an employee of the Company and with the exception of a $35,000 bonus payment earned and paid to Mr. Davis in 2010, and a $150,000 bonus payment earned and paid to Mr. Davis in 2011, Mr. Davis is not individually compensated by the Company. Further information regarding this arrangement is provided in footnote 1 to this Summary Compensation Table and in “Certain Relationships” below.

(7)	Mr. Bellantuoni was granted 7,500 restricted stock units on March 31, 2011 in connection with his 2011 annual equity grant. Pursuant to the terms of the Bellantuoni Letter Agreement, the vesting associated with Mr. Bellantuoni’s unvested restricted stock units granted on March 31, 2011 was accelerated effective on the thirtieth day following the date of employment termination (July 31, 2011). Therefore, the amount shown represents the aggregate grant date fair value of Mr. Bellantuoni’s 2011 equity award based on the stock price on March 31, 2011, plus the aggregate modification date fair value of the accelerated award based on the stock price on the date of modification computed in accordance with ASC 718.

Grants of Plan-Based Awards

The following table sets forth information regarding all plan-based awards granted to the Company’s Named Executive Officers during the year ended December 31, 2011.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Grant Date Fair Value of Stock Awards ($)(l)(4)
Name (a)	Type	Grant Date (b)	Approval Date(2)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	All other stock awards: number of shares of stock or units (#) (i)(3)
Executive Officers
John A. Roush	Bonus			–	85,000	510,000
	Equity	3/9/2011	10/28/2010				133,334	(5)	1,556,008
Robert J. Buckley	Bonus			–	31,687	242,937
	Equity	2/22/2011	2/9/2011				110,000	(6)	1,422,300
	Equity	3/9/2011	2/9/2011				50,000	(5)	583,500
Jamie B. Bader	Bonus			–	45,000	90,000
	Equity	7/25/2011	7/18/2011				37,500	(7)	440,250
David Clarke	Bonus			–	191,250	382,500
	Equity	3/31/2011	3/9/2011				10,000	(8)	103,000
Deborah A. Mulryan	Bonus			–	35,250	70,500
	Equity	9/6/2011	7/28/2011				20,000	(7)	177,000

Former Executive Officers
Anthony J. Bellantuoni	Bonus			–	65,520	131,040
	Equity	3/31/2011	3/9/2011				7,500	(8)	77,250
	Equity	7/31/2011	6/14/2011				7,500	(9)	91,350	(10)
Glenn E. Davis	Bonus			–	–	–
	Equity	–	–				–		–

(1)	Amounts in these columns reflect aggregate threshold, target and maximum payout levels under the SMIP. Pursuant to the SMIP, each NEO has an established target bonus which is based on a percentage of the respective NEO’s base salary. In accordance with the SEC rules, the threshold, target and maximum amounts for Messrs. Roush and Buckley are reduced by the portion of cash bonus under the SMIP that is guaranteed pursuant to their respective employment agreements ($340,000 and $179,563 for Mr. Roush and Mr. Buckley, respectively). Based on actual 2011 Company and individual performance, the amount of the SMIP bonuses paid to Messrs. Roush and Buckley with respect to 2011 exceeded the guaranteed amounts and thus the guarantee was not applicable. Otherwise, a target payout assumes a 100% payout of the target bonus based on 100% achievement of each of the respective components of the SMIP. The components of the SMIP for Messrs. Roush and Buckley and Ms. Mulryan are comprised of 80% based on the Company Financial Objective and 20% based on Non-Financial Objectives. The components of the SMIP for Messrs. Bader and Clarke are comprised of 50% based on the respective Group Financial Objective, 30% based on the Company Financial Objective and 20% based on Non-Financial Objectives. A threshold payout assumes 0% payout for failure to attain each of the respective components of the SMIP. A maximum payout assumes a 200% payout for achievement of 125% or more of the Company Financial Objective, a 200% payout for achievement of 125% or more of the respective Group Financial Objective, as applicable, and a 200% payout for exceptional achievement of the Non-Financial Objectives. The target and maximum payout amounts for Mr. Bader and Ms. Mulryan reflect participation only in the second half of the SMIP plan, based on the respective offer letter, or 50% of the established annual target and maximum bonus potential. Further information regarding amounts earned is provided in the section entitled “2011 Executive Compensation–The Year in Review”. The actual amount earned is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Approval Date for Messrs. Roush, Buckley and Bader and Ms. Mulryan represents the respective date that the Board of Directors or the Compensation Committee of the Board of Directors approved the respective terms of employment, including the grant of such awards. Approval Date for Messrs. Clarke and Bellantuoni represents the date that the Board of Directors approved the granting of annual restricted stock units and, with respect to the July 31, 2011 award to Mr. Bellantuoni, the date that the Board of Directors approved modification of outstanding restricted stock units.

(3)	The number of shares in this column represents restricted stock units granted in 2011. There were no performance-based awards under any equity incentive plan granted to the NEOs during the year ended December 31, 2011. With the exception of restricted stock units in this column pertaining to Mr. Bellantuoni, with a grant date of July 31, 2011, the restricted stock units vest one-third annually on each of the first, second and third anniversaries of the date of grant, subject to continued employment on the date of vesting, and accelerated vesting under specified circumstances. Further information regarding accelerated vesting is provided in the section entitled “Potential Payments Upon Termination or Change of Control”. Further information regarding the shares in this column pertaining to Mr. Bellantuoni is provided in footnote 9 to this Grants of Plan Based Awards table.

(4)	Grant date fair value of restricted stock units granted during the year ended December 31, 2011 was calculated by multiplying the number of restricted stock units granted by the closing market price of the Company’s common stock on the date of grant.

(5)	Represents restricted stock units granted in 2011 pursuant to their respective employment agreement.

(6)	Represents sign-on restricted stock units granted pursuant to Mr. Buckley’s employment agreement.

(7)	Represents one-time new hire restricted stock units granted pursuant to their respective employment letters.

(8)	Represents the 2011 annual restricted stock units granted.

(9)	Pursuant to the terms of the Bellantuoni Letter Agreement, the vesting associated with Mr. Bellantuoni’s unvested previously issued restricted stock units was accelerated effective on the thirtieth day following the date of employment termination (July 31, 2011). The restricted stock units were originally granted on March 31, 2011 and were scheduled to vest in three equal annual installments on the anniversaries of the grant date.

(10)	The amount shown represents the aggregate modification date fair value of the accelerated award based on the closing market price on the date of modification.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock awards that have not yet vested for each of the Company’s Named Executive Officers as of December 31, 2011.

		Stock Awards
Name (a)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)
Executive Officers
John A. Roush	12/20/2010	222,223	(2)	2,273,341
	3/9/2011	133,334	(3)	1,364,007
Robert J. Buckley	2/22/2011	110,000	(4)	1,125,300
	3/9/2011	50,000	(3)	511,500
Jamie B. Bader	7/25/2011	37,500	(5)	383,625
David Clarke	3/31/2011	10,000	(6)	102,300
Deborah A. Mulryan	9/6/2011	20,000	(7)	204,600

Former Executive Officers
Anthony J. Bellantuoni	–	–		–
Glenn E. Davis	–	–		–

(1)	Represents the product of the shares in column (g) multiplied by $10.23, the closing market price of the Company’s common stock on the NASDAQ Global Select Market as of December 30, 2011.

(2)	Represents time-based restricted stock units granted on December 20, 2010. Each restricted stock unit represents the right to receive one share of common stock upon vesting. These units are scheduled to vest in two equal annual installments on December 13, 2012 and December 13, 2013, subject to continued employment on the date of vesting, and accelerated vesting under specified circumstances.

(3)	Represents time-based restricted stock units granted on March 9, 2011. Each restricted stock unit represents the right to receive one share of common stock upon vesting. These units are scheduled to vest in three equal annual installments on March 9, 2012, March 9, 2013 and March 9, 2014, subject to continued employment on the date of vesting, and accelerated vesting under specified circumstances.

(4)	Represents time-based restricted stock units granted on February 22, 2011. Each restricted stock unit represents the right to receive one share of common stock upon vesting. These units are scheduled to vest in three equal annual installments on February 22, 2012, February 22, 2013 and February 22, 2014, subject to continued employment on the date of vesting, and accelerated vesting under specified circumstances.

(5)	Represents time-based restricted stock units granted on July 25, 2011. Each restricted stock unit represents the right to receive one share of common stock upon vesting. These units are scheduled to vest in three equal annual installments on July 25, 2012, July 25, 2013 and July 25, 2014, subject to continued employment on the date of vesting, and accelerated vesting under specified circumstances.

(6)	Represents time-based restricted stock units granted on March 31, 2011. Each restricted stock unit represents the right to receive one share of common stock upon vesting. These units are scheduled to vest in three equal annual installments on March 31, 2012, March 31, 2013 and March 31, 2014, subject to continued employment on the date of vesting, and accelerated vesting under specified circumstances.

(7)	Represents time-based restricted stock units granted on September 6, 2011. Each restricted stock unit represents the right to receive one share of common stock upon vesting. These units are scheduled to vest in three equal annual installments on September 6, 2012, September 6, 2013 and September 6, 2014, subject to continued employment on the date of vesting, and accelerated vesting under specified circumstances.

Stock Vested

The following table sets forth information regarding all restricted stock awards that vested and the value realized upon vesting by each of the Company’s Named Executive Officers during the year ended December 31, 2011.

Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($) (e)(1)
Executive Officers
John A. Roush	111,111	1,043,332
Robert J. Buckley	–	–
Jamie B. Bader	–	–
David Clarke	–	–
Deborah A. Mulryan	–	–

Former Executive Officers
Anthony J. Bellantuoni	8,889	100,476
Glenn E. Davis	–	–

(1)	Value realized on vesting is computed by multiplying the number of shares of stock vested by the closing market price of the Company’s common stock on the applicable vesting date or the release date, to the extent the release date occurs subsequent to the vesting date.

Potential Payments Upon Termination or Change of Control

The following table sets forth estimated compensation that the Company would be obligated to provide to each of the Company’s Named Executive Officers upon termination of employment or change of control pursuant to the terms of individualized employment agreements or other contractual obligations. Further information regarding agreements or other obligations is provided immediately following the table. Other than these agreements and obligations, there are no other plans or other contractual obligations triggered upon termination of employment or change of control related to the Company’s Named Executive Officers. The amounts reflected in the following table assume that the termination of employment and, if applicable, change of control occurred on December 31, 2011.

Mr. Bellantuoni and the Company entered into the Bellantuoni Letter Agreement on June 21, 2011, which sets forth the termination payments and benefits payable to Mr. Bellantuoni. Mr. Bellantuoni’s employment with the Company terminated effective July 1, 2011.

Name	Event	Salary ($)	Bonus ($)	Vesting of Outstanding Stock ($)	IRC Section 280G Gross-Up Payment ($)	Total ($)
Executive Officers
John A. Roush	Termination without cause or by employee for good reason	$750,000 (1) (18 months salary)	462,733 (2)	$2,641,621 (3) (4) (Immediate vesting of unvested CEO Sign-On RSUs; prorated vesting of unvested CEO 2011 RSUs)	–	$3,854,354
	Termination without cause or by employee for good reason, within 12 months following a change of control	$1,000,000 (1) (200% annual base salary in a lump sum)	462,733 (2)	$3,637,348 (3) (5) (6) (Immediate vesting of unvested CEO Sign-On RSUs and CEO 2011 RSUs)	$622,047 (7)	$5,722,128
	Termination due to death or by Company due to disability	–	462,733 (2)	$3,637,348 (3) (5) (Immediate vesting of unvested CEO Sign-On RSUs and CEO 2011 RSUs)	–	$4,100,081
Robert J. Buckley	Termination without cause or by employee for good reason	$487,500 (1) (18 months salary)	94,806 (2)	$1,263,405 (8) (9) (Immediate vesting of CFO Sign-On RSUs; prorated vesting of CFO 2011 RSUs)	–	$1,845,711
	Termination without cause or by employee for good reason, within 12 months following a change of control	$650,000 (1) (200% annual base salary in a lump sum)	94,806 (2)	$1,636,800 (6) (8) (10) (Immediate vesting of unvested CFO Sign-On RSUs and CFO 2011 RSUs)	$– (7)	$2,381,606
	Termination due to death or by Company due to disability	–	94,806 (2)	$1,636,800 (8) (10) (Immediate vesting of unvested CFO Sign-On RSUs and CFO 2011 RSUs)	–	$1,731,606

Name	Event	Salary ($)	Bonus ($)	Vesting of Outstanding Stock ($)	IRC Section 280G Gross-Up Payment ($)	Total ($)
Jamie B. Bader	Termination without cause	$300,000 (1) (12 months salary)	–	–	–	$300,000
	Termination by the Company or by employee for good reason, within 12 months following a change of control (11)	$450,000 (1) (18 months salary)	–	383,625 (6)	–	$833,625
David Clarke	Termination without cause within six months of a group sale or termination for any reason in the seventh month following a group sale	$225,000 (1) (12 months salary)	$85,585 (12)	102,300 (6) (13)	–	$412,885
Deborah A. Mulryan	Termination without cause	$235,000 (1) (12 months salary)	–	–	–	$235,000
	Termination by the Company or by employee for good reason, within 12 months following a change of control (11)	$352,500 (1) (18 months salary)	–	204,600 (6)	–	$557,100

(1)	Amounts based on the respective executive’s annual base salary for the year ended December 31, 2011.

(2)	Beginning in 2011, the amount to be paid is equal to the product of: (i) amount of bonus that would have been payable if executive was still employed as of the applicable date in which the date of termination occurs based on actual individual and Company performance goals in such year and (ii) ratio of the number of days elapsed during the fiscal year in which such termination of employment occurs to 365 days. However, if the termination date occurs in 2011, the guaranteed bonus (if greater), which is equal to 80% of the target bonus of 85% of annual base salary for Mr. Roush, and 85% of the target bonus of 65% of annual base salary for Mr. Buckley, will be used in place of the calculated bonus. Amounts presented reflect the amounts earned in 2011 under the SMIP, which was in excess of the guaranteed bonus for the respective NEO’s. The amount presented for Mr. Buckley represents the aggregate amount earned under the SMIP in 2011, less the amount that was paid in August 2011 for first half of the year performance.

(3)	CEO Sign-on RSUs represent the grant of 333,334 RSUs on December 20, 2010 and CEO 2011 RSUs represent the grant of 133,334 RSUs on March 9, 2011.

(4)	Represents the outstanding number of unvested shares of the CEO Sign-on RSUs, 222,223, plus the prorated portion of the unvested CEO 2011 RSUs based on the ratio of the number of days of employment during the applicable service-based vesting period to the total number of days of such service-based vesting period, 36,000, multiplied by $10.23, the closing market price of the Company’s common stock as of December 30, 2011.

(5)	Represents the outstanding number of unvested shares of the CEO Sign-on RSUs, 222,223, plus the outstanding number of unvested shares of the CEO 2011 RSUs, 133,334, multiplied by $10.23, the closing market price of the Company’s common stock as of December 30, 2011.

(6)	Pursuant to the respective restricted stock unit award agreements, outstanding unvested restricted stock units will become fully vested and non-forfeitable immediately prior to and subject to consummation of a Change in Control (as defined in such agreements) regardless of termination of employment, if any, in connection therewith. For further information, please see “Change in Control Agreements” below.

(7)	The estimated amount of the potential tax gross-up payment was calculated assuming (1) a change in control on December 31, 2011, (2) the application of the highest marginal rate of federal income taxation, and (3) the application of the highest marginal rate of state and local income taxes in the locality of the respective residence (net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes). This estimated calculation is for purposes of this table only and does not reflect any reduction for any amounts determined to be reasonable compensation or attributable to non-competition covenants; actual results may differ.

(8)	CFO Sign-on RSUs represent the grant of 110,000 RSUs on February 22, 2011 and CFO 2011 RSUs represent the grant of 50,000 RSUs on March 9, 2011.

(9)	Represents the outstanding number of unvested shares of the CFO Sign-on RSUs, 110,000, plus the prorated portion of the unvested CFO 2011 RSUs based on the ratio of the number of days of employment during the applicable service-based vesting period to the total number of days of such service-based vesting period, 13,500, multiplied by $10.23, the closing market price of the Company’s common stock as of December 30, 2011.

(10)	Represents the outstanding number of unvested shares of the CFO Sign-on RSUs, 110,000, plus outstanding number of unvested CFO 2011 RSUs, 50,000, multiplied by $10.23, the closing market price of the Company’s common stock as of December 30, 2011.

(11)	Pursuant to the employment letters for Mr. Bader and Ms. Mulryan, Mr. Bader and Ms. Mulryan are entitled to severance equal to 18 months of base salary if there is a change of control of the Company and his or her employment is involuntarily terminated, materially reduced in scope or if his or her place of work is moved more than 50 miles from the current Company headquarters in Bedford, MA within 12 months after such change of control.

(12)	Amount based on target bonus of 85% of base salary for the year ended December 31, 2011 less the amount that was paid in August 2011 for first half of the year performance.

(13)	Pursuant to the severance agreement with Mr. Clarke, outstanding unvested restricted stock units will become fully vested and exercisable immediately prior to the consummation of a Group Sale (as defined in the severance agreement with Mr. Clarke) and subject to Mr. Clarke’s continued employment through the occurrence of such Group Sale.

Termination Agreements

Employment Agreement with Mr. Roush

On November 16, 2010, the Company and Mr. Roush entered into an employment agreement (as defined above, the “CEO Employment Agreement”). The initial term of the CEO Employment Agreement is a period of three years from December 13, 2010 through December 13, 2013, unless earlier terminated. The initial term will automatically renew for successive one year periods, unless either party gives notice of non-extension no later than 90 days prior to expiration of the then-applicable term. Pursuant to the terms of the CEO Employment Agreement, there are certain obligations of the Company that become due in the event of termination or change of control.

Upon termination of Mr. Roush’s employment for any reason, Mr. Roush or Mr. Roush’s estate is entitled to receive: (i) any portion of Mr. Roush’s annual base salary through the date of termination not theretofore paid, (ii) any business expenses owed to Mr. Roush, (iii) any accrued, but unused vacation pay owed to Mr. Roush and (iv) any amount arising from Mr. Roush’s participation in, or benefits under, any employee benefit plans, programs or arrangements (together referred to as “CEO Accrued Amounts”).

If Mr. Roush’s employment is terminated by the Company without Cause (as defined in the CEO Employment Agreement) or by Mr. Roush for Good Reason (as defined in the CEO Employment Agreement), then in addition to the payment of the CEO Accrued Amounts, the Company will: (i) continue to pay the annual base salary for 18 months in accordance with the Company’s regular payroll practices; provided that if such termination occurs within 12 months after a Change in Control (as defined in the CEO Employment Agreement), then, in lieu of the foregoing annual base salary payments, the Company will pay Mr. Roush a lump sum equal to 200% of his annual base salary, (ii) pay Mr. Roush a pro rata portion of any performance-based cash bonus to which he would have been entitled had he remained employed by the Company (or, if termination of Mr. Roush’s employment occurs in the fiscal year 2011, a prorated portion of his guaranteed bonus for 2011 if greater), and (iii) cause any unvested CEO Sign-On RSUs to become vested, the pro rata portion of the CEO 2011 RSUs and any CEO Annual Equity Awards subject to service-based vesting to become vested, and the pro rata portion of any CEO Annual Equity Awards subject to performance-based vesting to continue to be eligible to become vested in accordance with its terms based on actual performance; provided that if such termination occurs (x) while Mr. Roush is unable to engage in substantial gainful activity that may reasonably be expected to result in Disability (as defined in the CEO Employment Agreement), then the Company will cause the CEO Sign-On RSUs, the CEO 2011 RSUs, and all CEO Annual Equity Awards subject to service-based vesting to be fully vested and all CEO Annual Equity Awards subject to performance-based vesting to continue to be eligible to become vested in accordance with their terms based on actual performance, and (y) within 12 months after a Change in Control, then the Company will cause all unvested equity awards held by Mr. Roush to become vested, deeming that the Company will attain “target” performance levels for purposes of awards subject to performance-based vesting.

If Mr. Roush’s employment is terminated due to death or by the Company due to Disability (as defined in the CEO Employment Agreement), then in addition to the payment of the CEO Accrued Amounts, the Company will: (i) pay Mr. Roush a pro rata portion of any performance-based cash bonus to which he would have been entitled had he remained employed by the Company (or if termination of Mr. Roush’s employment occurs in the fiscal year 2011, a prorated portion of his guaranteed bonus for 2011 if greater), (ii) cause any unvested CEO Sign-On RSUs, CEO 2011 RSUs and CEO Annual Equity Awards subject to service-based vesting to become fully vested, and (iii) cause all CEO Annual Equity Awards subject to performance-based vesting to continue to be eligible to become vested in accordance with their terms based on actual performance.

Mr. Roush is also entitled to a tax gross-up in the event that any payments due to him pursuant to the CEO Employment Agreement or otherwise would be subject to an excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code. The gross-up is intended to be of an amount necessary to place Mr. Roush in the same after-tax position as if no payments to him were subject to an excise tax under Sections 280G and 4999 of the Internal Revenue Code.

In accordance with the terms of the CEO Employment Agreement, no payment will be made and no acceleration in vesting will occur, pursuant to Mr. Roush’s employment being terminated by the Company without Cause, within 12 months after a Change in Control, by Mr. Roush for Good Reason, due to death or by the Company due to Disability, if and following the date certain Restricted Covenants (as defined in the CEO Employment Agreement) are violated during the Restricted Period (defined as the period December 13, 2010 through the eighteen month anniversary of the Date of Termination, as defined in the CEO Employment Agreement), if the violations are not cured within 30 days of written notice thereof.

Employment Agreement with Mr. Buckley

On February 10, 2011, the Company and Mr. Buckley entered into an employment agreement (as defined above the “CFO Employment Agreement”). The initial term of Mr. Buckley’s employment (the “Initial CFO Term”) expires on February 22, 2014, unless earlier terminated. The initial term will automatically renew for successive one year periods, unless either party gives notice of non-extension no later than 90 days prior to expiration of the then-applicable term. Pursuant to the terms of the CFO Employment Agreement, there are certain obligations of the Company that become due in the event of termination or change of control.

Upon termination of Mr. Buckley’s employment for any reason, Mr. Buckley or Mr. Buckley’s estate is entitled to receive: (i) any portion of Mr. Buckley’s annual base salary through the date of termination not theretofore paid, (ii) any business expenses owed to Mr. Buckley, (iii) any accrued, but unused vacation pay owed to Mr. Buckley and (iv) any amount arising from Mr. Buckley’s participation in, or benefits under, any employee benefit plans, programs or arrangements (together referred to as “CFO Accrued Amounts”).

If Mr. Buckley’s employment is terminated by the Company without Cause (as defined in the CFO Employment Agreement) or by Mr. Buckley for Good Reason (as defined in the CFO Employment Agreement), then in addition to the payment of the CFO Accrued Amounts, the Company will: (i) continue to pay the annual base salary for 18 months in accordance with the Company’s regular payroll practices; provided that if such termination occurs within 12 months after a Change in Control (as defined in the CFO Employment Agreement), then, in lieu of the foregoing annual base salary payments, the Company will pay Mr. Buckley a lump sum equal to 200% of his annual base salary, (ii) pay Mr. Buckley a pro rata portion of any performance-based cash bonus to which he would have been entitled had he remained employed by the Company (or, if termination of Mr. Buckley’s employment occurs in the fiscal year 2011, a prorated portion of his guaranteed bonus for 2011 if greater), and (iii) cause any unvested CFO Sign-On RSUs to become vested, the pro rata portion of the CFO 2011 RSUs and any CFO Annual Equity Awards subject to service-based vesting to become vested, and the pro rata portion of any CFO Annual Equity Awards subject to performance-based vesting to continue to be eligible to become vested in accordance with its terms based on actual performance; provided that if such termination occurs while Mr. Buckley is unable to engage in substantial gainful activity that may reasonably be expected to result in Disability (as defined in the CFO Employment Agreement), then the Company will cause the CFO Sign-On RSUs, the CFO 2011 RSUs, and all CFO Annual Equity Awards subject to service-based vesting to be fully vested and all CFO Annual Equity Awards subject to performance-based vesting to continue to be eligible to become vested in accordance with their terms based on actual performance.

If Mr. Buckley’s employment is terminated due to death or by the Company due to Disability (as defined in the CFO Employment Agreement), then in addition to the payment of the CFO Accrued Amounts, the Company will: (i) pay Mr. Buckley a pro rata portion of any performance-based cash bonus to which he would have been entitled had he remained employed by the Company (or, if termination of Mr. Buckley’s employment occurs in the fiscal year 2011, a prorated portion of his guaranteed bonus for 2011 if greater), (ii) cause any unvested CFO Sign-On RSUs, CFO 2011 RSUs and CFO Annual Equity Awards subject to service-based vesting to become fully vested, and (iii) cause all CFO Annual Equity Awards subject to performance-based vesting to continue to be eligible to become vested in accordance with their terms based on actual performance.

Mr. Buckley is also entitled to a tax gross-up in the event that any payments due to him pursuant to the CFO Employment Agreement or otherwise would be subject to an excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code. The gross-up is intended to be of an amount necessary to place Mr. Buckley in the same after-tax position as if no payments to him were subject to an excise tax under Sections 280G and 4999 of the Internal Revenue Code.

In accordance with the terms of the CFO Employment Agreement, no payment shall be made and no acceleration in vesting shall occur, pursuant to Mr. Buckley’s employment being terminated by the Company without Cause, within 12 months after a Change in Control, by Mr. Buckley for Good Reason, due to death or by the Company due to Disability, if and following the date certain Restricted Covenants (as defined in the CFO Employment Agreement), are violated during the Restricted Period (defined as the period from February 22, 2011 through the eighteen month anniversary of the Date of Termination, as defined in the CFO Employment Agreement), if the violations are not cured within 30 days of written notice thereof.

Employment Letter with Mr. Bader

Pursuant to an employment letter dated June 23, 2011 (the “Bader Employment Letter”), entered into between the Company and Mr. Bader, there are certain obligations of the Company that become due in the event of termination or change of control. If Mr. Bader’s employment with the Company is involuntarily terminated by the Company, other than for Cause (as defined in the Bader Employment Letter), Mr. Bader will be eligible for a severance benefit in the amount of twelve months of base salary. In addition, if there is a change of control of the Company, and Mr. Bader’s employment is involuntarily terminated by the Company, materially reduced in scope or if his place of work is moved more than 50 miles from the current Company headquarters in Bedford, MA, within 12 months after such change of control, Mr. Bader will be eligible for a severance benefit in the amount of 18 months of base salary.

The Bader Employment Letter also provides Mr. Bader with a one-time grant of 37,500 restricted stock units, upon hire, that will fully vest in the event of a change of control of the Company.

Severance Agreement with Mr. Clarke

Pursuant to a severance agreement dated as of April 25, 2011 (the “Clarke Severance Agreement”), entered into between the Company and Mr. Clarke, there are certain obligations of the Company that become due in the event of termination. If (i) during a Post-Sale Period (as defined in the Clarke Severance Agreement), Mr. Clarke’s employment is terminated by the Company without Cause (as defined in the Clarke Severance Agreement) or (ii) during the Option Period (as defined in the Clarke Severance Agreement), Mr. Clarke’s employment is terminated by the Company or Mr. Clarke for any reason, subject to Mr. Clarke’s execution and non-revocation of a waiver and release of claims, Mr. Clarke will be eligible for severance, payable over 12 months in accordance with the Company’s then-applicable payroll practices, equal to a cash payment in an amount equal to the sum of 100% of his annual base salary immediately prior to the termination date, and 100% of his target annual bonus opportunity for the year in which the termination date occurs.

In accordance with the terms of the Clarke Severance Agreement, no payment will be made pursuant to Mr. Clarke’s employment being terminated following the date Mr. Clarke first violates any restricted covenants agreed to in writing by and between the Company and Mr. Clarke, if such violation is not cured within 30 days of written notice thereof.

Additionally, pursuant to the terms of the Clarke Severance Agreement, to the extent Mr. Clarke would be subject to excise tax under Section 4999 of the Internal Revenue Code on any payments due to Mr. Clarke pursuant to the Clarke Severance Agreement and any other payments or benefits that Mr. Clarke would receive from the Company, that are required to be included in the calculation of parachute payments for purposes of Sections 280G and 4999 of the Internal Revenue Code, the amount payable under the Clarke Severance Agreement will be automatically reduced to an amount one dollar less than the amount that, when combined with such other amounts and benefits required to be included, would subject Mr. Clarke to excise tax under Section 4999 of the Internal Revenue Code.

The Clarke Severance Agreement also contains specific provisions to the extent Mr. Clarke remains employed during a Post-Sale Period and Option Period. Under such provisions, Mr. Clarke will receive an annual base salary equal to the annual base salary in effect immediately prior to a Group Sale (as defined in the Clarke Severance Agreement), and continue to be eligible to receive an annual performance-based cash bonus with a target bonus opportunity equal to his target bonus opportunity in the year in which such Group Sale occurred. Additionally, effective immediately prior to the occurrence of a Group Sale (and subject to Mr. Clarke’s continued employment through the occurrence of such Group Sale), all equity awards will become fully vested and exercisable.

Employment Letter with Ms. Mulryan

Pursuant to an employment letter dated July 27, 2011 (the “Mulryan Employment Letter”), entered into between the Company and Ms. Mulryan, there are certain obligations of the Company that become due in the event of termination or change of control. If Ms. Mulryan’s employment with the Company is involuntarily terminated by the Company, other than for Cause (as defined in the Mulryan Employment Letter), Ms. Mulryan will be eligible for a severance benefit in the amount of 12 months of base salary. In addition, if there is a change of control of the Company, and Ms. Mulryan’s employment is involuntarily terminated by the Company, materially reduced in scope or if her place of work is moved more than 50 miles from the current Company headquarters in Bedford, MA within 12 months after the change of control, Ms. Mulryan will be eligible for a severance benefit in the amount of 18 months of base salary.

The Mulryan Employment Letter also provides Ms. Mulryan with a one-time grant of 20,000 restricted stock units, upon hire, that will fully vest in the event of a change of control of the Company.

Letter Agreement with Mr. Bellantuoni

Mr. Bellantuoni’s employment with the Company terminated effective July 1, 2011. The Company entered into the Bellantuoni Letter Agreement as of June 21, 2011. Pursuant to the Bellantuoni Letter Agreement, Mr. Bellantuoni executed a release in favor of the Company in exchange for certain separation benefits. More specifically, the Bellantuoni Letter Agreement with Mr. Bellantuoni provided for payment of the following benefits:

—	12 months of salary continuation, $218,400, to be paid in accordance with the Company’s normal bi-weekly payroll practices;

—	Cash payment of $40,000, payable at the same time Mr. Bellantuoni would have been entitled to receive a bonus in respect of the first half of 2011 had he remained employed by the Company;

—

Continued group medical and dental coverage, at the Company’s sole expense, during the period beginning on July 1, 2011 and ending on the earlier of July 1, 2012 and the date on which Mr. Bellantuoni first becomes eligible for medical and dental coverage from a new employer or service recipient; and

—	The services of an outplacement firm for a period of up to six months following July 1, 2011, up to a maximum of $10,000.

In addition, 7,500 restricted stock units awarded to Mr. Bellantuoni on March 31, 2011 became vested on the thirtieth day following July 1, 2011.

Change of Control Agreements

At the Annual and Special Meeting of Shareholders held on November 23, 2010, the shareholders of GSI Group, Inc. approved the Company’s 2010 Incentive Award Plan (“2010 Incentive Plan”). The 2010 Incentive Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights, deferred stock, deferred stock units, dividend equivalents, performance awards and stock payments to employees, consultants and directors. The 2010 Incentive Plan does not provide for a specific effect upon a Change in Control, as defined therein. Therefore, in general, upon a Change in Control, the terms and conditions of the applicable award agreement would control.

Pursuant to the terms of restricted stock unit award agreements for the 333,334 and 133,334 restricted stock units granted to Mr. Roush on December 20, 2010 and March 9, 2011, respectively, the restricted stock units will become fully vested and nonforfeitable immediately prior to a Change in Control, and subject to the consummation of, and Mr. Roush’s continued employment or services until immediately prior to, such Change in Control. Assuming the occurrence of a Change in Control as of December 31, 2011, restricted stock units held Mr. Roush with a value of $3,637,348 (i.e., the outstanding number of unvested shares of the CEO Sign-on RSUs, 222,223, plus the outstanding number of unvested shares of the CEO 2011 RSUs, 133,334, multiplied by $10.23, the closing market price of the Company’s common stock as of December 30, 2011) will vest.

Pursuant to the terms of restricted stock unit award agreements for the 110,000 and 50,000 restricted stock units granted to Mr. Buckley on February 22, 2011 and March 9, 2011, respectively, the restricted stock units will become fully vested and nonforfeitable immediately prior to a Change in Control, and subject to the consummation of, and Mr. Buckley’s continued employment or services until immediately prior to, such Change in Control. Assuming the occurrence of a Change in Control as of December 31, 2011, restricted stock units held Mr. Buckley with a value of $1,636,800 (i.e., the outstanding number of unvested shares of the CFO Sign-on RSUs, 110,000, plus outstanding number of unvested CFO 2011 RSUs, 50,000, multiplied by $10.23, the closing market price of the Company’s common stock as of December 30, 2011) will vest.

Pursuant to the terms of restricted stock unit award agreement for the 37,500 restricted stock units granted to Mr. Bader on July 25, 2011, the restricted stock units will become fully vested and nonforfeitable immediately prior to a Change in Control, and subject to the consummation of, and Mr. Bader’s continued employment or services until immediately prior to, such Change in Control. Assuming the occurrence of a Change in Control as of December 31, 2011, restricted stock units held Mr. Bader with a value of $383,625 (i.e., the outstanding number of unvested restricted stock units held by Bader, multiplied by $10.23, the closing market price of the Company’s common stock as of December 30, 2011) will vest.

Pursuant to the terms of restricted stock unit award agreement for the 10,000 restricted stock units granted to Mr. Clarke on March 31, 2011, the restricted stock units will become fully vested and nonforfeitable immediately prior to a Change in Control, and subject to the consummation of, and Mr. Clarke’s continued employment or services until immediately prior to, such Change in Control. Assuming the occurrence of a Change in Control as of December 31, 2011, restricted stock units held Mr. Clarke with a value of $102,300 (i.e., the outstanding number of unvested restricted stock units held by Mr. Clarke multiplied by $10.23, the closing market price of the Company’s common stock as of December 30, 2011) will vest.

Pursuant to the terms of restricted stock unit award agreement for the 20,000 restricted stock units granted to Ms. Mulryan on September 6, 2011, the restricted stock units will become fully vested and nonforfeitable immediately prior to a Change in Control, and subject to the consummation of, and Ms. Mulryan’s continued employment or services until immediately prior to, such Change in Control. Assuming the occurrence of a Change in Control as of December 31, 2011, restricted stock units held Ms. Mulryan with a value of $204,600 (i.e., the outstanding number of unvested restricted stock units held by Ms. Mulryan multiplied by $10.23, the closing market price of the Company’s common stock as of December 30, 2011) will vest.

DIRECTOR COMPENSATION

In general, the Company uses a combination of cash and equity-based compensation to attract and retain candidates to serve on the Company’s Board of Directors. The Company does not compensate directors who are also employees for their service on the Board of Directors. Accordingly, during the year ended December 31, 2011, Mr. Roush, who served as the Company’s Chief Executive Officer or Principal Executive Officer, did not receive any compensation for his service on the Board of Directors. The Board of Director compensation is overseen by the Nominating and Corporate Governance Committee rather than the Compensation Committee, which focuses on employee compensation. The Nominating and Corporate Governance Committee periodically reviews its cash and equity-based compensation for non-employee directors and makes recommendations to the Board of Directors for any adjustments.

The Nominating and Corporate Governance Committee engaged Towers Watson to evaluate the Board of Directors non-employee director compensation practices. In September 2010, following such evaluation, the Board of Directors approved the following compensation for non-employee directors:

—	Each non-employee member of the Board of Directors will receive an annual retainer in the amount of $125,000.

—	The Chairperson of the Audit Committee will receive an additional annual retainer in the amount of $15,000.

—

The Chairperson of the Compensation Committee and the Nominating and Corporate Governance Committee will each receive an additional annual retainer in the amount of $10,000 (unless any such Chairperson is also serving as non-executive Chairperson of the Board of Directors).

—	The non-executive Chairperson of the Board of Directors will receive an additional annual retainer in the amount of $125,000.

Fifty percent of the foregoing non-employee director compensation will be paid in the form of cash and the remaining fifty percent of such compensation will be payable in the form of deferred stock units, which will be convertible into shares of the Company’s common stock upon a holder’s termination of directorship with the Company.

As of the end of the Company’s fiscal year ended December 31, 2011, each director was also a party to an indemnification agreement with the Company. Such indemnification agreements generally provide, among other things, that each director shall be indemnified to the fullest extent permitted by applicable law against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director in connection with any proceeding by reason of his or her relationship with the Company. In addition, such indemnification agreements provide for the advancement of expenses incurred by such director in connection with any proceeding covered by such indemnification agreements, subject to the conditions set forth therein and to the extent such advancement is not prohibited by law.

Director Compensation Table

The following table sets forth information regarding the compensation earned during the fiscal year ended December 31, 2011 by the Company’s non-employee directors.

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2)(3)(4)(5)(6) (c)	Total ($) (h)
Directors
Stephen W. Bershad	125,000	159,030	284,030
Eugene I. Davis	67,500	85,875	153,375
Dennis J. Fortino	62,500	79,522	142,022
K. Peter Heiland	62,500	79,522	142,022
Ira J. Lamel	70,000	89,065	159,065
Byron O. Pond	62,500	79,522	142,022

(1)	All fees earned by the Company’s Board of Directors during the year ended December 31, 2011 were paid in full prior to December 31, 2011.

(2)	Amounts shown do not reflect compensation actually received. Rather, amounts shown represent the aggregate grant date fair value of these awards determined in accordance with ASC 718. The deferred stock units granted by the Company were fully vested on the grant date and the associated expense was recognized in full on the grant date, in accordance with ASC 718.

(3)	All awards were granted at the closing price of the Company’s common stock on the NASDAQ Global Select Market on the date of grant. The amounts represent the aggregate grant date fair value associated with the respective annual deferred stock unit award granted to each director on February 15, 2011 at $13.46 per share. However, in accordance with the compensation arrangement with the Board of Directors, the number of deferred stock units to be granted is based on the closing price of the Company’s common stock as of the last day of the preceding fiscal year, December 31, 2010, at $10.58 per share. Because the stock price on the date of grant is greater than the stock price on the date the number of shares to be granted was determined, the value of the stock awards granted in 2011 is greater than 50% of the respective total compensation.

(4)	The Company had the following awards outstanding to directors as of December 31, 2011:

Name	Deferred Stock Units[1] (#)		Restricted Stock Awards[2] (#)
Stephen W. Bershad	34,964		–
Eugene I. Davis	18,880		–
Dennis J. Fortino	17,483		–
K. Peter Heiland	17,483	[3]	–
Ira J. Lamel	19,580		–
Byron O. Pond	17,483		6,536

Total	125,873		6,536

1	Represents all deferred stock units granted to the directors as of December 31, 2011. Such deferred stock units were fully vested on the date of grant and will convert into an equal number of shares of the Company’s common stock as of the date the respective director ceases their membership on the Board of Directors. Includes the following:

Grant Date	Mr. Bershad	Mr. Davis	Mr. Lamel	Messrs. Fortino, Heiland and Pond
September 2, 2010	23,149	12,500	12,963	11,575
February 15, 2011	11,815	6,380	6,617	5,908

Total	34,964	18,880	19,580	17,483

2	The following restricted stock award previously granted to Mr. Pond represents the only director restricted stock award outstanding as of December 31, 2011.

Grant Date	Mr. Pond
July 28, 2009	6,536	[1]

1	This award was scheduled to vest on July 28, 2012, however, this award was subject to accelerated vesting upon Mr. Pond’s resignation or retirement (other than removal for cause) following the occurrence of both (1) Mr. Pond’s attainment of 75 years of age and (2) Mr. Pond’s completion of ten years of service as a director. The accelerated vesting conditions were met on July 6, 2011. This award is fully vested as of July 6, 2011 but will remain outstanding until the earlier of (1) Mr. Pond’s resignation or retirement (other than removal for cause) or (2) the scheduled July 28, 2012 vest date.

3	Mr. Heiland resigned from his position as a director of the Company, effective February 27, 2012, and his deferred stock units were converted into shares of the Company’s common stock thereafter pursuant to the terms of the applicable deferred stock unit grants.

(5)	The following restricted stock award previously granted to Mr. Pond represents the only director restricted stock award forfeited during the year ended December 31, 2011.

Grant Date	Mr. Pond
July 23, 2010	5,900	[1]

1	This award was scheduled to vest in three equal annual installments on each of July 13, 2011, July 13, 2012 and July 12, 2013. No portion of this award was vested at the time of such forfeiture.

(6)	The following options to purchase shares of the Company’s common stock previously granted to Mr. Pond represent the only options that expired unexercised during the year ended December 31, 2011:

Grant Date	Mr. Pond
November 8, 2005	3,333	[1]

1

In 2006, the Company ceased to grant awards of options to purchase shares of the Company’s common stock to non-employee directors. Furthermore, the vesting associated with all outstanding options to purchase shares of the Company’s common stock was accelerated on December 31, 2005. Therefore, the previously unrecognized expense associated with all awards of options to purchase shares of the Company’s common stock was recognized on that date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common shares as of March 31, 2012, for: (1) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Company’s outstanding common shares; (2) each of the Company’s current directors and director nominees; (3) each of the Company’s current Named Executive Officers; and (4) all current directors, director nominees and executive officers of the Company as a group, based on information available to the Company as of the date of this management proxy circular.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, the Company believes, based on the information furnished to it, that the persons and entities named in the table below have sole voting and investment power with respect to all common shares that they beneficially own, subject to applicable community property laws. All rights to acquire common shares within 60 days of March 31, 2012, and all restricted shares that vest within 60 days of March 31, 2012 are deemed to be outstanding and beneficially owned by the persons holding those rights or restricted shares for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Percentage ownership of outstanding shares is based on 33,599,744 common shares outstanding as of March 31, 2012.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Common Shares
5% Shareholders
Goldman Sachs Asset Management	3,030,000	9.02%
Liberty Harbor I GP, LLC
Liberty Harbor Master Fund I, L.P. (3)
200 West Street New York, NY 10282

JEC II Associates, LLC.	2,837,731	8.45%
K. Peter Heiland
Heidi S. Shippell-Heiland (4)
68 Mazzeo Drive Randolph, MA 02368

Directors, Director Nominees and Executive Officers
Stephen W. Bershad (5)	4,170,665	12.40%

Eugene I. Davis (6)	25,479	*

Dennis J. Fortino (6)	23,593	*

Ira J. Lamel (6)	26,423	*

Byron O. Pond (7)	83,815	*

Dominic A. Romeo (8)	–	*

John A. Roush (9)	106,814	*

Thomas N. Secor (8)	–	*

Robert J. Buckley (10)	35,920	*

Jamie B. Bader (11)	–	*

David Clarke (12)	3,333	*

Deborah A. Mulryan (13)	–	*

All Directors, Director Nominees and executive officers as a group (12 persons) (14)	4,476,043	13.26%

*	Represents less than 1% of the outstanding common shares.

(1)	Unless otherwise indicated, the address of each shareholder is c/o GSI Group, Inc., 125 Middlesex Turnpike, Bedford, Massachusetts 01730.

(2)	The information provided in this table is based on the Company’s records, information supplied to the Company by its executive officers, directors and principal stockholders and information contained in Schedules 13D and 13G filed with the SEC.

(3)	Pursuant to a Schedule 13D/A filed with the SEC on March 31, 2011, Goldman Sachs Asset Management (“GSAM”) and Liberty Harbor I GP, LLC (“LH I GP”) may be deemed to beneficially own indirectly, and Liberty Harbor Master Fund I, L.P. (“Liberty Harbor”) may be deemed to beneficially own directly, 3,030,000 common shares of the Company. Each of GSAM, LH I GP and Liberty Harbor has shared voting and dispositive power over all 3,030,000 reported common shares.

(4)	Pursuant to a Schedule 13D/A filed with the SEC on March 30, 2012, JEC II Associates, LLC may be deemed to beneficially own 1,364,863 common shares and K. Peter Heiland and Heidi S. Shippell-Heiland each may be deemed to beneficially own 2,837,731 common shares of the Company. JEC II Associates, LLC, Heidi S. Shippell-Heiland and K. Peter Heiland each has shared voting and dispositive power over the shares beneficially owned by them. Ms. Shippell-Heiland and Mr. Heiland are the managers of JEC II Associates, LLC. Mr. Heiland was a director of the Company from July 23, 2010 until his resignation on February 27, 2012.

(5)	Mr. Bershad is the Chairman of the Board of Directors of the Company. Mr. Bershad owns 2,006,007 common shares directly. Mr. Bershad is deemed a beneficial owner of 2,164,658 common shares as the trustee of various grantor related annuity trusts that were established for the benefit of his daughters. Mr. Bershad retains sole voting and dispositive power over the shares held in the trusts. Mr. Bershad’s direct ownership includes 47,183 deferred stock units that are fully vested and will convert into shares of common stock upon the date Mr. Bershad ceases to be a director of the Company. Mr. Bershad does not have voting rights or the right to receive dividends on these deferred stock units until they are converted to common shares.

(6)

Messrs. Davis, Fortino, and Lamel are members of the Board of Directors of the Company. The respective amounts represent deferred stock units that are fully vested and will convert into shares of common stock upon the date each respective director ceases to be a director of the Company. The directors do not have voting rights or the right to receive dividends on the respective deferred stock units until they are converted to common shares.

(7)	Mr. Pond is a member of the Board of Directors of the Company. Mr. Pond’s ownership includes 23,593 deferred stock units that are fully vested and will convert into shares of common stock upon the date Mr. Pond ceases to be a director of the Company (Mr. Pond does not have voting rights or the right to receive dividends on these deferred stock units until they are converted to common shares), and includes 6,536 shares of restricted stock which are considered fully vested as of July 6, 2011, pursuant to accelerated vesting conditions, but will remain outstanding until the earlier of (1) Mr. Pond’s resignation or retirement (other than removal for cause) or (2) the scheduled July 28, 2012 vest date.

(8)	Mr. Romeo and Mr. Secor are director nominees of the Company.

(9)	Excludes 402,417 unvested restricted stock units, which are subject to a risk of forfeiture in favor of the Company. Each restricted stock unit represents the right to receive one common share of the Company upon vesting. Mr. Roush does not have voting rights or the right to receive dividends until vested.

(10)	Excludes 151,016 unvested restricted stock units, which are subject to a risk of forfeiture in favor of the Company. Each restricted stock unit represents the right to receive one common share of the Company upon vesting. Mr. Buckley does not have voting rights or the right to receive dividends until vested.

(11)	Excludes 54,457 unvested restricted stock units, which are subject to a risk of forfeiture in favor of the Company. Each restricted stock unit represents the right to receive one common share of the Company upon vesting. Mr. Bader does not have voting rights or the right to receive dividends until vested.

(12)	Excludes 16,667 unvested restricted stock units, which are subject to a risk of forfeiture in favor of the Company. Excludes 1,333 shares held by Jenifer Bunis, the spouse of Mr. Clarke, and 9,200 unvested restricted stock units held by Ms. Bunis, which are subject to a risk of forfeiture in favor of the Company. Each restricted stock unit represents the right to receive one common share of the Company upon vesting. Mr. Clarke and Ms. Bunis do not have voting rights or the right to receive dividends until vested.

(13)	Excludes 30,217 unvested restricted stock units, which are subject to a risk of forfeiture in favor of the Company. Each restricted stock unit represents the right to receive one common share of the Company upon vesting. Ms. Mulryan does not have voting rights or the right to receive dividends until vested.

(14)	Excludes 654,774 unvested restricted stock units, which are subject to a risk of forfeiture in favor of the Company. Each restricted stock unit represents the right to receive one common share of the Company upon vesting.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the Company’s common shares that may be issued upon the exercise of rights under all of its existing equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Rights		Weighted- Average Exercise Price of Outstanding Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity Compensation Plans approved by security holders
2006 Equity Incentive Plan	–	(1) (2)	–	–
2010 Incentive Award Plan	783,843	(3)	–	1,996,159
Equity Compensation Plans not approved by security holders	83,337	(4)	–	–

(1)	In May 2006, the Company’s shareholders approved the adoption of the 2006 Equity Incentive Plan. The Company’s 2006 Equity Incentive Plan was cancelled upon the Company’s emergence from its Chapter 11 restructuring on July 23, 2010, and as of such date no shares remain available for future issuance under the 2006 Equity Incentive Plan.

(2)	Excludes 6,536 shares of unvested restricted common stock outstanding as of December 31, 2011 under the 2006 Equity Incentive Plan.

(3)	Includes 741,307 unvested restricted stock units outstanding as of December 31, 2011 and 42,536 fully vested deferred stock units granted to the members of the Company’s Board of Directors which will convert into shares of common stock as of the date the respective director ceases to be a director of the Company. These awards were granted pursuant to the 2010 Incentive Award Plan which was approved by the Company’s shareholders in November 2010.

(4)	Represents deferred stock unit awards granted to the members of the Company’s Board of Directors, which are fully vested as of December 31, 2011 and will convert into shares of common stock as of the date the respective director ceases to be a director of the Company. These awards were granted pursuant to standalone award agreements outside of an equity compensation plan.

CERTAIN RELATIONSHIPS

The Company’s written Code of Ethics and Business Conduct sets forth the general principle that the Company’s directors, officers and employees must act in the best interests of the Company and must refrain from engaging in any activity that presents a conflict of interest or having a personal interest that presents a conflict of interest. The Code of Ethics and Business Conduct generally provides that a conflict of interest occurs when an individual’s personal interest interferes, or appears to interfere, with those of the Company. There may be times when a commercial relationship involving the Company’s directors, officers or employees or their family members is beneficial to the Company and is not likely to raise material conflict of interest issues, but those situations should be disclosed to the Company for further review. The Company’s policy is to review periodically, but not less than annually, all related party transactions for potential conflict of interest situations. The Company’s corporate staff is primarily responsible for monitoring and obtaining information from the directors and officers with respect to related party transactions and for then determining, based on the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction. If deemed necessary, the Nominating and Corporate Governance Committee or Audit Committee of the Board of Directors may review certain related party transactions to determine if any transaction creates a conflict of interest.

Glenn E. Davis joined the Company as a consultant in January 2009, and served as Interim Finance Executive for the Company, primarily responsible for coordinating the Company’s accounting and financial functions. Mr. Davis served as the Principal Financial Officer and Principal Accounting Officer of the Company from April 1, 2010 until Mr. Buckley succeeded him on March 31, 2011, pursuant to the terms of a referral agreement the Company entered into with Fenway Consulting Group, LLC (“Fenway”) on January 12, 2009. Pursuant to the terms of the referral agreement, Mr. Davis does not receive any compensation from the Company, with the exception of a $35,000 bonus payment earned and paid in 2010 and a $150,000 bonus payment earned and paid in 2011 (both described further above in the Summary Compensation Table), nor does he participate in any of the Company’s employee benefit plans. The Company compensated Fenway at a rate of $165 per hour for Mr. Davis’ services as Principal Financial Officer and Principal Accounting Officer. During the year ended December 31, 2011, Fenway earned approximately $0.1 million related to these services performed by Mr. Davis. All amounts earned related to these services were paid in 2011. Subsequent to March 31, 2011, Mr. Davis continued to provide services to the Company, for which Fenway was compensated at a rate of between $140 and $150 per hour. Fenway earned approximately $0.2 million for these services provided by Mr. Davis between April 1, 2011 and December 31, 2011. All amounts earned in 2011 related to these services were paid in 2011, with the exception of approximately $25,000, which was paid in 2012.

Byron O. Pond, a member of the Company’s Board of Directors, is on the Board of Directors of ECRM, Inc. (“ECRM”). ECRM manufactures laser systems equipment for the printing and publishing industry. During the year ended December 31, 2011, the Company recognized approximately $0.3 million in revenue related to sales of equipment to ECRM. The transactions with ECRM were on terms and conditions that were consistent with similar transactions with other customers.

K. Peter Heiland was a member of the Company’s Board of Directors from July 23, 2010 until February 27, 2012. Mr. Heiland is the owner and managing partner of JEC Capital Partners, LLC, a privately held investment company and a significant shareholder of the Company, and was the founder and served as the President of Integrated Dynamics Engineering Gmbh (“IDE”) through August 31, 2011. IDE is a developer and manufacturer of vibration control products, magnetic field compensation systems, acoustic enclosures and robotics. During the year ended December 31, 2011, the Company purchased approximately $0.2 million of subassemblies from IDE. The amounts and terms of these transactions were comparable to similar third-party transactions. Based on information provided by Mr. Heiland, the Nominating and Corporate Governance Committee concluded that Mr. Heiland did not have a material interest in the Company’s transactions with IDE.

David Clarke is an executive officer and vice president of the Company and has served as Group Executive of the Laser Products business group since May 9, 2011. Mr. Clarke also serves as the President of Synrad, Inc., a subsidiary of the Company. Mr. Clarke is related by marriage to Jenifer Bunis, Vice President and General Manager of Synrad. Ms. Bunis reports to Mr. Clarke in her role. During the year ended December 31, 2011, Ms. Bunis earned approximately $335,000 in compensation from the Company, including base salary of approximately $188,000, non-equity incentive plan compensation of approximately $99,000, 4,000 time-based restricted stock units with an aggregate grant date value determined in accordance with ASC 718 of approximately $41,000, which are scheduled to vest in three equal installments on March 31, 2012, March 31, 2013 and March 31, 2014, provided that Ms. Bunis remains employed by the Company on the vesting dates, and defined contribution plan match of approximately $7,000.

Michael Katzenstein was an officer of the Company from May 6, 2010 through May 31, 2011. During this time, he served as Chief Restructuring Officer from December 14, 2010 through May 31, 2011 and from May 6, 2010 through July 23, 2010, and as principal executive officer and member of the Company’s Board of Directors from July 23, 2010 through December 14, 2010. Mr. Katzenstein is employed by FTI Consulting, Inc. (“FTI”). The Company engaged FTI in May 2010 to provide for the services of Mr. Katzenstein and certain other temporary employees and management services to support Mr. Katzenstein in his role. From May 2010 to February 2011, Mr. Katzenstein reported directly to the Board of Directors, and beginning in February 2011, Mr. Katzenstein reported to the Company’s Chief Executive Officer. On July 28, 2011, the Company and FTI agreed to terminate this engagement with FTI as of August 5, 2011. As part of that agreement on July 28, 2011, the Company and FTI agreed that Mr. Katzenstein’s services as the Company’s Chief Restructuring Officer were terminated as of May 31, 2011. During the year ended December 31, 2011, the Company paid fees to FTI of approximately $1.0 million related to these services.

The Company has a separate arrangement with another segment within FTI, which commenced in November 2009, to provide certain accounting and financial reporting services. This segment of FTI reports directly to the Board of Directors. During the year ended December 31, 2011, the Company paid fees to FTI of approximately $1.3 million for these accounting and financial reporting services.

As previously reported on the Company’s Current Report on Form 8-K, filed with the SEC on July 23, 2010, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain holders of the Company’s prepetition notes. One of the Company’s current shareholder’s that beneficially owns over 5% of the Company’s common shares, Liberty Harbor Master Fund I, LP., and one of the Company’s shareholders that beneficially owned over 5% of the Company’s common shares during the year ended December 31, 2011, Tennenbaum Capital Partners, LLC and certain of its affiliates are party to the Registration Rights Agreement. The Registration Rights Agreement provides that, from the time the Company became current in its reporting obligations under the Securities Exchange Act of 1934 (the “Exchange Act”) and for as long as it remains a public company with shares registered under the Exchange Act, the parties to the Registration Rights Agreement that collectively own at least 30% of the registrable securities have a right to twice demand the registration of their registrable securities on a registration statement. The registration may be a shelf registration, filed with the SEC on an underwritten or non-underwritten basis. In addition, the parties to the Registration Rights Agreement have unlimited piggyback registration rights.

OTHER MATTERS

Performance Graph

The following graph compares the cumulative total return to shareholders for the Company’s common shares for the period from December 31, 2006 through December 31, 2011 with the NASDAQ Composite Index and the S&P Technology Index. The comparison assumes an investment of $100 is made on December 31, 2006 in the Company’s common shares and in each of the indices and in the case of the indices it also assumes reinvestment of all dividends. The performance shown is not necessarily indicative of future performance.

The Company changed its comparable published industry index in 2011 from the PHLX Semiconductor Sector Index to the S&P Technology Index (IXN) due to a shift in the Company’s business, primarily significantly smaller exposure to the Semiconductor capital goods markets. The Company’s Semiconductor Systems segment, which sells Semiconductor capital goods, represented approximately 12% of the total sales of the Company for the year ended December 31, 2011. As a result, the Company believes that the S&P Technology Index (IXN) more closely aligns to the long-term strategic focus and growth outlook of the Company. The Company believes this index more closely aligns with the overall sales of its Laser Products and Precision Motion and Technologies segments. For comparative and historical purposes, the Company has included the total returns and performance of the PHLX Semiconductor Sector Index in the table below.

	December 31, 2006	December 31, 2007	December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011
GSI Group Inc.	$100.00	$95.36	$5.88	$8.98	$36.39	$35.19
NASDAQ Composite Index	$100.00	$109.81	$65.29	$93.95	$109.84	$107.86
S&P Technology	$100.00	$112.14	$63.44	$96.04	$105.32	$100.67
PHLX Semiconductor Sector	$100.00	$87.37	$45.43	$77.06	$88.18	$78.03

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the officers, directors and persons who own more than 10% of our common shares to file reports of ownership and changes in ownership with the SEC. These officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of copies of Forms 3, 4 or 5 filed by the Company on behalf of its directors and officers or otherwise provided to the Company, the Company believes that during and with respect to the year ended December 31, 2011, its officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

Directors’ and Officers’ Liability Insurance

At December 31, 2011, the Company maintained an entity and director and officers’ liability insurance policy in the aggregate principal amount of $20 million plus $10 million of additional A-side coverage for non-indemnifiable claims for current officers and directors. The policy is subject to a $350,000 deductible for each indemnifiable loss. For claims that are not indemnifiable, there is no deductible. The Company is obligated to pay all deductibles. The policy expires in July 2012. The annual premium for this policy was approximately $249,000. This policy does not cover any actions or claims that occurred prior to July 23, 2010.

Additionally, as of December 31, 2011, the Company maintained a policy for former officers and directors in the aggregate principal amount of $20 million and $17 million of additional A-side coverage for non-indemnifiable claims. The policy is subject to a $250,000 deductible per loss for securities claims and $500,000 for all other claims that are indemnifiable by the Company. For claims that are not indemnifiable, there is no deductible. The Company is obligated to pay all deductibles. The policy expires in July 2016. The premium for the six-year policy was approximately $389,000.

Indebtedness of Directors and Officers

Since the beginning of the year ended December 31, 2011, there has been no indebtedness to the Company by any director or officer or the family members or associates of any such person, other than amounts owing for purchases, subject to usual trade terms, for ordinary travel and expense advances and for other transactions in the ordinary course of business.

Shareholder Proposals for the 2013 Annual Meeting

Shareholder proposals intended for inclusion in next year’s management proxy circular pursuant to Rule 14a-8 for the 2013 annual meeting of shareholders must be received at the Company’s principal executive offices on or before January 11, 2013. Unless otherwise required by law, shareholder proposals received after this date will not be included in next year’s management proxy circular. Shareholder proposals not intended for inclusion in next year’s management proxy circular or notice of meeting, but which instead are sought to be presented directly at next year’s annual meeting, will be considered untimely if received later than March 27, 2013. Proxies will confer discretionary authority with respect to such untimely proposals. In order to curtail controversy as to the date upon which such written notice is received by the Company, it is suggested that such notice be submitted by Certified Mail, Return Receipt Requested.

In the event the date of the 2013 annual meeting of shareholders is changed by more than 30 days from the date of the 2012 annual meeting, the Company will inform shareholders of such change and will indicate the new dates by which shareholder proposals must be received.

Householding

The Company’s annual report, including audited financial statements for the fiscal year ended December 31, 2011, is being mailed to you along with this management proxy circular. In order to reduce printing and postage costs, Broadridge Investor Communication Services has undertaken an effort to deliver only one annual report and one management proxy circular to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if Broadridge has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one annual report and one management proxy circular, the Company will promptly deliver a separate copy of the annual report and the management proxy circular to any shareholder who sends a written request to GSI Group Inc., 125 Middlesex Turnpike, Bedford, Massachusetts 01730, USA, Attention: Investor Relations or who calls our Investor Relations staff at 781-266-5137.

You can also notify Broadridge that you would like to receive separate copies of the Company’s annual report and management proxy circular in the future by writing or calling your bank or broker. Even if your household has received only one annual report and one management proxy circular, a separate proxy form or voting instruction form, as applicable, should have been provided for each shareholder account. Each proxy form or voting instruction form, as applicable, should be signed, dated, and returned in the enclosed self-addressed envelope. If your household has received multiple copies of the Company’s annual report and management proxy circular, you can request the delivery of single copies in the future by completing the enclosed consent, if applicable, or writing or calling Broadridge directly.

Information Concerning the Company

You may obtain the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, the Company’s 2011 audited consolidated financial statements, and additional copies of this document on the Company’s Web site at http://www.gsig.com, or by writing to or calling Investor Relations, GSI Group Inc., 125 Middlesex Turnpike, Bedford, Massachusetts 01730, USA, or 781-266-5137. You may also obtain such documents and additional information about the Company on SEDAR at www.sedar.com or on EDGAR at www.sec.gov. This information is not incorporated by reference into this management proxy circular.

Other Business

The Board of Directors knows of no business to be brought before the annual meeting other than as described in this management proxy circular. If other matters properly come before the shareholders at the meeting, it is the intention of the persons named on the proxy form to vote the shares represented thereby on such matters in accordance with their judgment.

Directors’ Approval

The contents and the sending of this management proxy circular have been approved by the Company’s Board of Directors.

By Order of the Board of Directors

John A. Roush

Chief Executive Officer

Bedford, Massachusetts

April 30, 2012

GSI GROUP INC.
9th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com
MR SAM SAMPLE
123 SAMPLES STREET	Security Class	COMMON
SAMPLETOWN SS X9X 9X9
Holder Account Number
	C1234567890	X X X

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Form of Proxy - Annual General Meeting of Shareholders to be held on June 14, 2012

This Form of Proxy is solicited by and on behalf of the Board of Directors of GSI Group Inc.
Notes to proxy
1.

Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any continuation, adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.

If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3.	This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.
4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.
5.

The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted by the designated officers FOR each of the nominees for Director in Proposal 1 and FOR Proposal 2.

6.

The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.

This proxy confers discretionary authority in respect of such other matters that may properly come before the meeting or any continuation, adjournment or postponement thereof. The Board of Directors, at present, knows of no other business to be presented at the meeting.

8.	This proxy should be read in conjunction with the accompanying documentation provided by Management.	Fold
Proxies submitted must be received by 2:00 pm, Eastern Time, on June 12, 2012.
VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone.	• Go to the following web site: www.investorvote.com
1-866-732-VOTE (8683) Toll Free	• Smartphone? Scan the QR code to vote now.

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER 123456789012345

00W7ZA	CPUQC01.E.INT/000001/i1234

+	MR SAM SAMPLE	C1234567890 XXX 123	+

Appointment of Proxyholder
The undersigned shareholder of GSI Group Inc. (the “Company”) hereby appoints John A. Roush, Chief Executive Officer or, failing him, Robert Buckley, Chief Financial Officer	OR	Print the name of the person you are appointing if this person is someone other than the designated officers listed herein.

as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction and in their discretion with respect to all other matters that may properly come before the Annual General Meeting of Shareholders to be held at Latham & Watkins LLP, 885 Third Avenue, New York, New York, 10022- 4834 on Thursday, June 14, 2012 at 2:00 p.m. ET and at any continuation, adjournment or postponement thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY OVER THE BOXES.

1. Election of Directors
	For	Withhold		For	Withhold		For	Withhold

01. John A. Roush	☐	☐	02. Stephen W. Bershad	☐	☐	03. Dennis J. Fortino	☐	☐
04. Ira J. Lamel	☐	☐	05. Dominic A. Romeo	☐	☐	06. Thomas N. Secor	☐	☐	Fold

	For	Against	Abstain
2. Appointment of Auditors

To appoint Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and authorize the Audit Committee to fix the auditors’ remuneration.

	☐	☐	☐

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Authorized Signature(s) – This section must be completed for your instructions to be executed.	Signature(s)	Date
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted by the designated officers FOR each of the nominees for Director in Proposal 1 and FOR Proposal 2.		DD/MM/YY

Interim Financial Statements – Mark this box if you would like to receive Interim Financial Statements and accompanying Management’s Discussion and Analysis by mail.	☐	Annual Financial Statements – Mark this box if you would NOT like to receive the Annual Financial Statements and accompanying Management’s Discussion and Analysis by mail.	☐

If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

■ 999999999999	0 4 2 7 8 6 X X X X A R 2	L S I Q +

00W80E